Exhibit 10.2

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Execution Version

PRODUCT COLLABORATION AND LICENSE AGREEMENT
This PRODUCT COLLABORATION AND LICENSE AGREEMENT (“Agreement”) is entered into as of September 19, 2017 (the “Effective Date”) by and between EAGLE PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having a place of business at 50 Tice Boulevard, Suite 315, Woodcliff Lake, NJ 07677, U.S. (“Eagle”) and SYMBIO PHARMACEUTICALS LIMITED, a corporation organized and existing under the laws of Japan and having a place of business at Toranomon 30 Mori Bldg., 3-2-2 Toranomon, Minato-ku, Tokyo 105-0001, Japan (“SymBio”). Eagle and SymBio are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Eagle has developed a formulation of bendamustine HCl known as Bendeka® in the U.S. and has obtained regulatory approval of such product in the U.S. and Eagle owns or controls certain patents, know-how and other intellectual property rights relating to Licensed Product (as defined below);
WHEREAS, SymBio is a pharmaceutical company and the marketing authorization holder of bendamustine HCl marketed and sold under the brand name of TREAKISYM® in Japan, having expertise, experience, skills, infrastructure and appropriately qualified personnel to develop and commercialize Licensed Product in Japan; and
WHEREAS, SymBio wishes to purchase Licensed Product from Eagle and to acquire an exclusive license to develop and commercialize Licensed Product in Japan, and Eagle wishes to supply Licensed Product to SymBio and to grant such exclusive license, all on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
Article 1
DEFINITIONS
1.1    “Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Party, whether by the ownership of fifty percent (50%) or more of the voting stock of such Party, or by contract or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.
1.2    “Ancillary Agreement” means each of the Supply Agreement, the Pharmacovigilance Agreement and the Quality Agreement.
1.3    “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. 78dd-1 et seq., the UK Bribery Act 2010 and any other applicable laws of any jurisdiction in which either Party (or its Affiliate that is involved in performance of this Agreement) operates or does business for the prevention of corruption, bribery, kickbacks, improper payments, fraud, and terrorism.
1.4    “Business Day” means a day other than Saturday, Sunday or any day that banks in New York, New York or Tokyo, Japan are required or permitted to be closed.
1.1    “cGMP” means current good manufacturing practices outlined by the FDA regulations codified in the U.S. Code of Federal Regulations, the EU/PIC guidelines (and the corresponding national laws and regulations), the ICH or any other comparable regulatory criteria or guidelines as applicable, all as amended from time to time.
1.1    “CMC Information” means Information related to the chemistry, manufacturing and controls (“CMC”) of Licensed Product, as specified by the FDA, MHLW and other applicable Regulatory Authorities.
1.2    “COGS” or “Cost of Goods Sold” means (i) in the case of Licensed Product Manufactured by a Third Party on behalf of Eagle, the amounts actually paid to such Third Party by Eagle in Dollars for such Manufacture of Licensed Product or (ii) in the case of Licensed Product Manufactured by Eagle or its Affiliates, Eagle’s (or its Affiliates’) costs, in Dollars, attributable to Manufacturing, producing or obtaining supply of Licensed Product (including amounts reasonably and directly incurred by Eagle or its Affiliate for rejected or failed batches of Licensed Product) each in accordance with standard pharmaceutical industry norms and incurred in accordance with U.S. GAAP, which such costs shall include labor and material costs, quality assurance and control expenses (including costs of testing and stability monitoring), allocable facilities costs, including utilities, maintenance, engineering, safety, human resources, information technology, finance, and plant management (to the extent allocable to Licensed Product), costs of storage, Manufacturing scale-up and Manufacturing site qualification (to the extent allocable to Licensed Product Manufactured for the SymBio Territory in accordance with standard pharmaceutical industry norms and incurred in accordance with U.S. GAAP) and supply chain management and, each to the extent applicable to Licensed Product, amounts paid by Eagle or its Affiliate to any Third Party relating to the Manufacture and supply of Licensed Product (and ingredients, materials and components therein and thereof), including freight costs, if any, incurred by Eagle or its Affiliate, reasonable license fees and other amounts reasonably incurred and paid by Eagle or its Affiliates, if any, in respect of rights to Third Party intellectual property solely to the extent (1) such rights are required to Manufacture Licensed Product (or ingredients, materials or components therein) for the SymBio Territory and (2) no reasonable alternative to incurring such costs or to acquiring such rights is available, and in each case any VAT or similar tax due for amounts paid by Eagle or its Affiliate to a Third Party, each insofar as is directly related to the Licensed Product and documented in writing. The foregoing costs will be subject to audit in accordance with Section 8.9.
1.3    “Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities undertaken before and after obtaining Regulatory Approvals relating to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of Licensed Product, including strategic marketing, sales force detailing, advertising, market and customer support, Licensed Product commercial distribution, and invoicing and sales activities.
1.4    “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the customary practices of a similarly situated company (in the case of SymBio, a similarly situated Japanese company) in the pharmaceutical industry for the active and diligent development or commercialization of a similarly situated branded pharmaceutical product as the Licensed Product at a similar stage of development or commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors (other than payments owed to Eagle under this Agreement or the existence of an Existing SymBio Product).
1.5    “Competing Product” means any [ * ], other than [ * ] and [ * ], which contains [ * ].
1.6    “Confidential Information” of a Party means any and all Information of such Party that is disclosed to the other Party pursuant to this Agreement or any Ancillary Agreement or otherwise in connection with any transaction contemplated hereby or thereby (including information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement), regardless of whether such Information is specifically designated as confidential and regardless of whether such Information is in written, oral, electronic, or other form.
1.7    “Confidentiality Agreement” means the Confidentiality Agreement by and between the Parties dated July 18, 2017.
1.8    “Control,” with a correlative meaning for “Controlled,” means, with respect to any material, Information, or intellectual property right, that a Party, whether directly or indirectly (a) owns or (b) has a license or sublicense (other than a license granted to such Party under this Agreement) to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable), to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any existing agreement or other arrangement with any Third Party.
1.9    “Cover,” with a correlative meaning for “Covering” and “Covered,” means, with respect to a particular Licensed Product and a relevant Patent, that the manufacture (including formulation), use, sale, offer for sale, or importation of such Licensed Product (or any part thereof) would, but for the licenses granted hereunder, infringe a Valid Claim of such Patent.
1.10    “Data” means all data related to Licensed Product, including CMC data and information, non-clinical data, pre-clinical data and clinical data, generated by or on behalf of a Party or its Affiliates, licensees, sublicensees, distributors or subcontractors. For clarity, Data does not include any patentable Inventions.
1.11    “Development,” with a correlative meaning for “Develop” and “Developing,” means all research and development activities reasonably necessary for, or requested or required by a Regulatory Authority as a condition or in support of, obtaining or maintaining Regulatory Approval of a Licensed Product, including activities related to preclinical and other non-clinical testing, quality assurance/quality control, clinical trials, toxicology studies, statistical analysis and report writing, preparation, submission and prosecution of INDs, development for New Indications and all regulatory affairs relating to the foregoing.
1.12    “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.
1.13    “Divestiture,” with a correlative meaning for “Divest,” means divestiture of a Competing Product through an outright sale, assignment or exclusive license of all material rights in and to such Competing Product to a Third Party without the right to receive a continuing share of profit, royalty payment or other future economic interest in such Competing Product.
1.14    “Eagle Inventions” means any Inventions generated by or on behalf of Eagle, its Affiliates and its sublicensees, including their employees, agents and contractors.
1.15    “Eagle IP” means, collectively, Eagle Licensed Know-How and Eagle Licensed Patents.
1.16    “Eagle Licensed Know-How” means all Information (including Eagle Inventions to the extent not Eagle Patents) that (a) is Controlled by Eagle or its Affiliates as of the Effective Date or becomes Controlled by Eagle or its Affiliates during the Term, and (b) is necessary or reasonably useful for the Development, Manufacture or Commercialization of Licensed Product in the Field in the SymBio Territory, in each case, with respect to Information Controlled by Eagle’s Affiliates, subject to Section 16.4.
1.17    “Eagle Licensed Patents” means all Eagle Patents that (a) are pending as of the Effective Date or are filed during the Term, or (b) are issued as of the Effective Date or issue during the Term, in each case in the SymBio Territory. Without limiting the foregoing, Eagle Licensed Patents existing as of the Effective Date are set forth in Exhibit A.
1.18    “Eagle Patents” means all Patents that (a) are Controlled by Eagle or its Affiliates as of the Effective Date or become Controlled by Eagle or its Affiliates during the Term, and (b) claim the composition of matter or formulation of, or the method of making, using or delivering, Licensed Product in the Field, in each case, with respect to Patents Controlled by Eagle’s Affiliates, subject to Section 16.4.
1.19    “Eagle Territory” means the world except for the SymBio Territory.
1.20    “Executive Officer” means, (a) with respect to Eagle, its Chief Executive Officer or another senior officer of Eagle designated by such Chief Executive Officer, and (b) with respect to SymBio, its Chief Executive Officer or another senior officer of SymBio designated by such Chief Executive Officer.
1.21    “Existing SymBio Product” means SymBio’s pharmaceutical products containing bendamustine HCl as existing as of the Effective Date that are (a) approved in the SymBio Territory or (b) under development by SymBio, in each case as listed in Exhibit B. For the purposes of the [ * ] in the definition of [ * ] shall include [ * ] defined within [ * ].
1.22    “FDA” means the U.S. Food and Drug Administration or any successor entity.
1.23    “Field” means the treatment of any and all human diseases and conditions.
1.24    “First Commercial Sale” means, with respect to a particular Licensed Product, the first bona fide, arm’s length sale of such Licensed Product in the SymBio Territory by SymBio, its Affiliates or sublicensees to a Third Party after Regulatory Approval of such Licensed Product has been obtained in the SymBio Territory. Sales for test marketing, sampling and promotional uses, clinical trial purposes, or similar use shall not be construed as a First Commercial Sale.
1.25    “GCP” or “Good Clinical Practices” means current standards, practices and procedures outlined by the ICH in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA, and comparable regulatory standards, practices and procedures promulgated by any Regulatory Authority applicable to the SymBio Territory, as the same may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.26    “GLP” or “Good Laboratory Practices” means current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by any Regulatory Authority applicable to the SymBio Territory, as the same may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.27    “Governmental Authority” means any multinational, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.28    “Government Official” means: (a) an official (elected, appointed, or career) or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including commercial entities owned or controlled, directly or indirectly, by a Governmental Authority); (b) an officer or employee of a government-owned or controlled enterprise, company, or organization (e.g., a healthcare professional practicing at a government-owned or controlled hospital or clinic); (c) an officer or employee of a public international organization (e.g., UN, World Bank, EU, WTO, NATO); (d) an individual acting for or representing a government or any of the organizations referred to above, even if he/she is not an employee of such government or organization; (e) an individual who is considered to be a government official under applicable local law; (f) a candidate for political office; or (g) an official of a political party.
1.29    “ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.30    “IND” means an Investigational New Drug application filed with the FDA, or an equivalent filing outside of the U.S.
1.31    “Indication” means a separately defined, well-categorized class of human disease or condition for which a separate MAA (including any extensions or supplements) may be filed with a Regulatory Authority.
1.32    “Information” means any data (including Data), results, technology, business, financial, technical, scientific, trade, research, Manufacturing, marketing, product, supplier and other information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC Information, stability data and other study data and procedures.
1.33    “Inventions” means any inventions or discoveries, including Information, processes, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice by or on behalf of a Party or its Affiliates, licensees or sublicensees in respect of Licensed Product pursuant to activities conducted under this Agreement, in each case including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.
1.34    “Japan GAAP” means the generally accepted accounting principles as applied to Japan.
1.35    “JNDA” means a Japanese new drug application, or an amendment thereof filed with the MHLW through PMDA under Article 14 of the Pharmaceuticals and Medical Devices Act of Japan (Law No. 145 of 1960, as amended).
1.36    “JPY” means Japanese Yen, the official currency of Japan, and “¥” shall be interpreted accordingly.
1.1    “Knowledge” means, when used in respect of Eagle, the actual knowledge of any Eagle officer, director, employee or representative in each case with direct responsibilities for intellectual property matters, such individual having conducted reasonable investigation or inquiry with other such Eagle officers, directors, employees and representatives including outside counsel.
1.2    “Laws” means all laws, statutes, rules, regulations, ordinances, administrative codes, guidances, judgments, decrees, directives, orders and other pronouncements having the effect of law of any federal, national, multinational, regional, state, provincial, county, city or other political subdivision, or court, arbitrator or governmental agency or authority (including Regulatory Authorities) having jurisdiction over or related to the subject matter in question.
1.3    “Licensed Product” means (a) the RTD Product, (b) the RI Product and (c) any New Formulation that the Parties agree SymBio will Develop for Commercialization in the SymBio Territory pursuant to this Agreement.
1.4    “Manufacture,” with a correlative meaning for “Manufacturing,” means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including, but not limited, to test method development and stability testing, characterization, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing.
1.5    “Marketing Authorization” means the approval (Shounin), certification (Ninshou) or registration (Todokede) necessary for marketing medical products or medical devices in the SymBio Territory under the Pharmaceuticals and Medical Devices Act of Japan (Law No. 145 of 1960, as amended).
1.6    “Marketing Authorization Application” or “MAA” means a JNDA or any other application to the appropriate Regulatory Authority for Marketing Authorization or other approval to market Licensed Product, but excluding NHI Price Approval or other pricing or reimbursement approval.
1.7    “MHLW” means the Japanese Ministry of Health, Labor and Welfare, or a successor agency or subagency (such as the PMDA) thereto.
1.8    “Net Sales” means the gross amounts billed or invoiced by SymBio, its Affiliates and their respective sublicensees for sales of Licensed Product to Third Parties, less the following deductions, to the extent reasonable and customary, provided to such Third Parties and actually allowed and taken with respect to such sales:
(a)    trade, cash and quantity discounts;
(b)    price reductions, rebates and administrative fees (including those paid or credited to pharmacy benefit managers, Governmental Authorities or otherwise);
(c)    sales, use, excise, value-added or similar taxes, customs duties and other governmental fees, charges and surcharges imposed on the sale of Licensed Product, and deductions imposed by Regulatory Authorities or other Governmental Entities specific to the Licensed Product and allocated accordingly;
(a)    fees for services provided by Third Party wholesalers and warehousing chains related to the distribution of Licensed Product, freight, postage and duties, paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business and consistently applied by SymBio;
(b)    amounts repaid or credited by reason of rejections, defects, recalls or returns; and
(c)    amounts paid or credited for wholesaler chargebacks.
Notwithstanding the foregoing, amounts received or invoiced by SymBio, its Affiliates, or their sublicensees for the sale of Licensed Product among SymBio, its Affiliates or their respective sublicensees shall not be included in the computation of Net Sales unless the purchasing entity is the end-user. For purposes of determining Net Sales, Licensed Product shall be deemed to be sold when billed or invoiced. Net Sales shall be accounted for in accordance with standard SymBio practices for operation by SymBio, its Affiliates or sublicensees, as practiced in the SymBio Territory, but in any event in accordance with Japan GAAP, consistently applied. For clarity, a particular item may only be deducted once in the calculation of Net Sales.
With respect to any transfer of Licensed Product in the SymBio Territory for any substantive consideration other than monetary consideration on arm’s length terms, for purposes of calculating the Net Sales under this Agreement, such Licensed Product shall be deemed to be sold exclusively for money at the average Net Sales price charged to Third Parties for cash sales in the SymBio Territory during the applicable reporting period (or if there were only de minimis cash sales in the SymBio Territory, at the fair market value as determined by comparable markets).
SymBio, its Affiliates, and their respective sublicensees shall sell the Licensed Product as a standalone product and shall not sell the Licensed Product as a part of a bundle with other products or offer packaged arrangements to customers that include the Licensed Product, except with Eagle’s prior written consent.
Notwithstanding the foregoing, in the event a Licensed Product is sold in the SymBio Territory by SymBio, its Affiliates, or their sublicensees as a product containing bendamustine HCl and at least one additional active ingredient (a “Combination Product”), Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the average sales price of the Licensed Product if sold separately in finished form in the SymBio Territory and B is the average sales price of the other product(s) included in the Combination Product if sold separately in finished form in the SymBio Territory. If no such separate sales are made by SymBio, its Affiliates, or their sublicensees in the SymBio Territory, Net Sales of the Combination Product shall be calculated in a manner to be negotiated and agreed upon by the Parties, reasonably and in good faith, prior to any sale of such Combination Product, which shall be based upon the relative values of the Licensed Product and other product(s) of such Combination Product.
1.1    “New Formulation” means any pharmaceutical product containing bendamustine HCl (alone or with other active ingredients) that is an improvement, enhancement, upgrade or modification to one or both of the RTD Product or the RI Product, in any presentation, dosage form or strength, form of administration, formulation or dosing regimen; provided, however, such dosage form, strength, form of administration, or regimen requires a separate Regulatory Approval.
1.2    “New Indication” means any Indication other than (a) the treatment of patients with indolent B-cell non-Hodgkin lymphoma (“NHL”), (b) the treatment of patients with chronic lymphocytic leukemia (“CLL”), and (c) the treatment of patients with MCL.
1.3    “NHI” means the Japanese national health insurance system, or its successor system.
1.4    “NHI Price” means, with respect to a particular Licensed Product in the SymBio Territory, the reimbursement price of such Licensed Product for purposes of the NHI.
1.5    “NHI Price Approval” means, with respect to a particular Licensed Product in the SymBio Territory, approval of the NHI Price of such Licensed Product by the Central Social Insurance Medical Council (“Chuikyo”) of the MHLW.
1.6    “Packaging,” with a correlative meaning for “Package” and “Packaged,” means placing Semi-Finished Product into secondary packaging, labeling such secondary packaging for use or sale in the SymBio Territory, and conducting related activities necessary to prepare finished, packaged Licensed Product for use in Development activities for the SymBio Territory or for commercial sale in the SymBio Territory.
1.7    “Patents” means (a) pending patent applications, issued patents, utility models and designs, (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing, and (c) extension, renewal or restoration of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate or the equivalent thereof.
1.8    “Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.
1.9    “PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency or any successor entity.
1.10    “Regulatory Approval” means, with respect to a Licensed Product, all approvals necessary for the commercial sale of such Licensed Product in the Field in a given country or regulatory jurisdiction, including NHI Price Approval in the SymBio Territory.
1.11    “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.
1.12    “Regulatory Exclusivity” means, with respect to a particular Licensed Product, exclusive marketing rights conferred by a Regulatory Authority in the SymBio Territory with respect to such Licensed Product, excluding any Patent right.
1.13    “Regulatory Materials” means regulatory applications (including MAAs and applications for NHI Price Approval), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings or documents made to or received from a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize Licensed Product in a particular country or jurisdiction.
1.14    “RI Product” means Eagle’s rapid infusion (infused in 10 minutes) injection product containing bendamustine HCl in the form described in Exhibit C.
1.15    “Royalty Term” means, with respect to a particular Licensed Product, the period of time commencing on the First Commercial Sale of such Licensed Product in the SymBio Territory and ending on the later of (a) the date of expiration of the last-to-expire Valid Claim of the Eagle Licensed Patents and the SymBio Collaboration Patents (unless Section 8.2(c) below applies) Covering such Licensed Product, or the formulation, Manufacture, use or delivery of such Licensed Product, in each case in the SymBio Territory and (b) the date of expiration of Regulatory Exclusivity for such Licensed Product in the SymBio Territory.
1.16    “RTD Product” means Eagle’s ready-to-dilute injection product (infused in 60 minutes) containing bendamustine HCl in the form described in Exhibit D.
1.17    “Semi-Finished Product” means Licensed Product in primary packaging ready for shipment to a facility to enable Packaging.
1.18    “Specifications” means all applicable specifications for Licensed Product as approved by the applicable Regulatory Authority in the SymBio Territory for such Licensed Product.
1.19    “SymBio Inventions” means any Inventions generated by or on behalf of SymBio, its Affiliates and its sublicensees, including their employees, agents and contractors.
1.20    “SymBio Territory” means Japan.
1.21    “Third Party” means any Person other than Eagle or SymBio or an Affiliate of either of them.
1.22    “U.S.” means the United States of America, including all possessions and territories thereof.
1.23    “U.S. GAAP” means the generally accepted accounting principles as applied to the U.S.
1.24    “Valid Claim” means either: (a) a claim of an issued and unexpired patent included within the Eagle Licensed Patents or the SymBio Collaboration Patents, which has not been dedicated to the public, permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction (including a patent office, where applicable), and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a claim of a pending patent application Covering the Licensed Product filed in good faith included within the Eagle Licensed Patents or the SymBio Collaboration Patents, which patent application has not been pending in the SymBio Territory for a period of more than five (5) years from the date of first priority and has not been abandoned or finally disallowed without the possibility of appeal or refiling.
1.25    Additional Definitions: The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Acquiror	16.4
Agreement	Preamble
Alliance Manager	3.1
Alternative Trademark	9.6
Assigned Inventions	9.1
Claims	11.1
CLL	1.50
Combination Product	1.48
Committee	3.2(b)
Commercialization Plan	6.2(a)
Development Plan	4.2
Dispute	14.1
Eagle	Preamble
Eagle Indemnitees	11.2
Eagle Licensee	2.2
Effective Date	Preamble
Enforcing Party	9.3(c)
Existing SymBio Trademark	9.6
Force Majeure	16.2
ICC	14.2
ICC Rules	14.2
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.3(a)
Joint Steering Committee or JSC	3.2(a)
Licensed SymBio Inventions	9.1(c)
Losses	11.1
MCL	1.26
NHL	1.50
Party	Preamble
Pharmacovigilance Agreement	5.8
Quality Agreement	7.6
Remedial Action	5.9
Remedial Action Plan	5.9
Representatives	10.3(d)
Required Additional Study	4.3
Subcommittee	3.2(b)
Supply Agreement	7.2
Supply Price	7.4
SymBio	Preamble
SymBio Collaboration Patents	9.2(b)
SymBio Indemnitees	11.1
SymBio Housemarks	9.6
SymBio Sublicense Agreement	2.1(c)
Term	13.1
Third Party IP Action	9.4
VAT	8.10(c)

1.26    Interpretation. Whenever used in this Agreement: (i) the words “include,” “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation” and shall mean including without limiting the generality of any description preceding or following such words; (ii) the word “day” or “year” or “quarter” shall mean a calendar day or calendar year or calendar quarter, respectively, unless otherwise specified; (iii) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (iv) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; (v) the word “or” has the inclusive meaning represented by the phrase “and/or;” unless the context otherwise requires and (vi) the Exhibits to this Agreement form part of the operative provisions of this Agreement and references to this Agreement shall include references to the Exhibits. The headings contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and provisions in this Agreement, and ambiguities herein, if any, therefore shall not be construed against any Party by virtue of its role as the drafter thereof.
ARTICLE 2
LICENSE
2.1    License to SymBio.
(a)    License Grant. Subject to the terms and conditions of this Agreement, Eagle hereby grants SymBio an exclusive (even as to Eagle except as provided in Section 2.1(b)) license, with the right to sublicense as provided in Section 2.1(c), under the Eagle IP to Develop Licensed Product in accordance with the Development Plan (including making applications and submissions to Regulatory Authorities in the SymBio Territory), Manufacture (subject to Section 2.3(a)), Package, and Commercialize Licensed Product, in each case in the Field solely for and in the SymBio Territory.
(b)    Eagle Retained Rights. Notwithstanding the exclusive rights granted to SymBio in Section 2.1(a), Eagle and its Affiliates retain the following: (i) the right to practice the Eagle IP in order to perform, or have performed by a Third Party, Eagle’s obligations under this Agreement or any Ancillary Agreement; and (ii) the right to Manufacture or have Manufactured Licensed Product anywhere in the world for sale and use in the Eagle Territory or for sale to SymBio pursuant to the Supply Agreement.
(c)    Sublicense Rights. SymBio shall have the right to grant sublicenses of the license granted in Section 2.1(a) to (i) an Affiliate (so long as such entity remains an Affiliate) and (ii) a Third Party only with Eagle’s express prior written consent (not to be unreasonably withheld or delayed). SymBio shall provide notice of any sublicense granted to any Affiliate promptly after such grant, and copies of any draft sublicense agreement for any Third Party sublicense for review and approval together with any other supporting documentation directly related to the proposed sublicensee. Within thirty (30) days after granting a permitted sublicense hereunder, SymBio shall notify Eagle of the grant of such sublicense and provide Eagle with a true and complete copy of the sublicense agreement (each, a “SymBio Sublicense Agreement”). Notwithstanding the foregoing, SymBio shall be entitled to omit or redact from the draft sublicense agreement, final sublicense agreement and supporting documentation, financial or other terms that SymBio does not need to confirm compliance with this Agreement. Each SymBio Sublicense Agreement shall be consistent with the terms and conditions of this Agreement, and SymBio shall be solely responsible for all of its sublicensees’ activities and for any and all failures by its sublicensees to comply with the terms, including financial terms, of this Agreement. Without limiting the foregoing, each SymBio Sublicense Agreement shall include the following additional terms and conditions: (i) the sublicensee shall be bound by non-use and non-disclosure obligations no less stringent than those set forth in Article 12 of this Agreement; (ii) the sublicensee shall not have any right to grant further sublicenses to the Eagle IP although the sublicensee shall have the right to engage subcontractors in accordance with this Agreement to perform its obligations to SymBio; (iii) the sublicensee shall not have any right to enforce any Eagle Licensed Patents; (iv) the sublicensee shall not have the right to submit, own or control any Regulatory Materials for the Licensed Product; and (v) if this Agreement terminates, Eagle shall have the option, at its sole discretion, to (A) assume SymBio’s rights and obligations under the SymBio Sublicense Agreement, or (B) terminate the SymBio Sublicense Agreement in its entirety without any penalty or other obligation to the sublicensee.
2.2    Eagle Licensee. Eagle has entered into and has the right, in its sole discretion, to enter into one or more agreements with Third Parties granting such Third Parties the right to Develop, Manufacture or Commercialize Licensed Product in one or more countries in the Eagle Territory (each such Third Party, an “Eagle Licensee”), and Eagle shall have the right (but not the obligation) to exercise any or all of its rights or fulfill any or all of its obligations under this Agreement through Eagle Licensee(s). To the extent Eagle delegates any of its obligations under this Agreement to an Eagle Licensee, Eagle shall remain responsible for such delegated activities and for any and all failures by such Eagle Licensee to comply with the terms of this Agreement applicable to such delegated activities. SymBio shall cooperate with Eagle Licensee(s) to the extent that SymBio has the obligation under this Agreement to cooperate with Eagle. Eagle shall have the right to disclose to [ * ] all information regarding Licensed Product, including all Regulatory Materials, disclosed by SymBio to Eagle under this Agreement, for use by Eagle Licensee(s) in their Development, Manufacture and Commercialization of Licensed Product in the Eagle Territory, provided, however, that to the extent any such information disclosed by Eagle to Eagle Licensee(s) is SymBio’s Confidential Information, such Eagle Licensee(s) that receive such information shall be bound by non-use and non-disclosure obligations no less stringent than those set forth in Article 12 of this Agreement.
2.3    Covenants.
(a)    Negative Covenant. SymBio covenants that it shall not knowingly use or practice any Eagle IP outside the scope of the license granted to it under Section 2.1(a) nor permit any of its Affiliates or sublicensees to do so. SymBio covenants that it shall not Manufacture the Licensed Product (other than Packaging under Section 7.3) prior to the date that is [ * ] months following First Commercial Sale of any Licensed Product in the SymBio Territory.
(b)    Exclusivity Covenant. During the Term, SymBio and its Affiliates shall not directly or indirectly Develop, Manufacture, or Commercialize any Competing Product in the SymBio Territory, nor collaborate with, enable or otherwise authorize, license, grant or transfer any right to any Third Party to do any of the foregoing. Notwithstanding the foregoing, if SymBio or any of its Affiliates (i) merges or consolidates with, or acquires, a Third Party that is developing, marketing, promoting or selling a Competing Product in the SymBio Territory or (ii) acquires assets that include the business of developing, marketing, promoting or selling a Competing Product in the SymBio Territory, then within [ * ] days from the closing date of such transaction, SymBio shall do one of the following:
(i)    provide notice to Eagle that SymBio or its Affiliate (as applicable) is planning to terminate all such development, manufacturing, marketing, sales and other commercialization activities for such Competing Product in the SymBio Territory, and as soon as reasonably practicable thereafter (giving due consideration to ethical concerns and requirements under applicable Law), but in any event no later than [ * ] months (or other period required by applicable Law) after the closing date of such transaction, SymBio or its Affiliate (as applicable) shall permanently terminate all such activities in the SymBio Territory; or
(ii)    provide notice to Eagle that SymBio or its Affiliate (as applicable) is planning to Divest such Competing Product, and within [ * ] months from the closing date of such transaction, SymBio or its Affiliate (as applicable) shall complete the Divestiture of such Competing Product in the SymBio Territory.
2.4    No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party or its Affiliates.
ARTICLE 3
GOVERNANCE
3.1    Alliance Managers. Within thirty (30) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of SymBio’s Development and Commercialization of Licensed Product in the Field in the SymBio Territory. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with respect to Licensed Product. Each Party may replace its Alliance Manager with a new representative having the appropriate qualifications at any time upon written notice to the other Party.
3.2    Joint Committees.
(a)    JSC Formation and Role. Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement. The role of the JSC shall be to:
(i)    review, discuss and coordinate the overall strategy for the Development and Commercialization of Licensed Products in the SymBio Territory, including related regulatory activities;
(ii)    review, discuss and approve any proposed amendments or revisions to the Development Plan;
(iii)    oversee the implementation of the Development Plan and monitor activities and progress under the Development Plan;
(iv)    discuss whether, and the terms on which to, Develop, Manufacture or Commercialize a Licensed Product for any New Indication or any New Formulation of a Licensed Product, in each case, for the SymBio Territory;
(v)    review, discuss and approve the Commercialization Plan and any proposed amendments or revisions thereto;
(vi)    review and discuss the Commercialization of Licensed Product in the SymBio Territory;
(i)    review and discuss the Development, Manufacture and Commercialization of the Licensed Product in the Eagle Territory to the extent such activities may be relevant to SymBio’s activities under this Agreement, subject to any confidentiality obligations to Third Parties;
(ii)    oversee the activities of any Subcommittees and attempt to resolve issues presented to it by and disputes within the Subcommittees; and
(iii)    perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.
(b)    Subcommittees. From time to time, the JSC may establish joint subcommittees to oversee particular projects or activities as it deems necessary or advisable (each such subcommittee, a “Subcommittee”, and together with the JSC, the “Committees”). Each Subcommittee shall be constituted and shall operate as the JSC determines. Each Subcommittee and its activities shall be subject to the oversight, review or approval (if required) of, and shall report to, the JSC. The authority of a Subcommittee shall not exceed that specified for the JSC in Section 3.2(a).
(c)    Members. Each Committee shall be comprised of an equal number of representatives from each Party. Each Party’s representatives shall be officers or employees of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the applicable Committee’s responsibilities. Each Party shall initially appoint three (3) representatives to the JSC. Each Committee may change its size from time to time by approval of both Parties’ representatives on such Committee, and each Party may replace its representatives at any time upon written notice to the other Party. Each Party shall appoint one (1) of its representatives on each Committee to act as the co-chairperson of such Committee. The role of the co-chairpersons shall be to preside at the Committee meetings, but the co-chairpersons shall have no additional powers or rights beyond those held by other Committee representatives. Unless otherwise agreed by the Parties, the Alliance Managers from both Parties shall be non-voting members of the JSC and other Committees that are formed pursuant to this Agreement.
(d)    Meetings. The JSC shall hold meetings at least (3) three times each calendar year during the Term for so long as the JSC exists, unless the Parties mutually agree to a different frequency for such meetings. The Subcommittees shall meet at such times as are agreed by the Parties. Either Party may also call a special meeting of any Committee in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting and, reasonably in advance of such special meeting, such Party shall provide the applicable Committee with materials adequate to enable an informed discussion. Reasonably in advance of each Committee meeting, the Alliance Managers (or their designees), on an alternating basis, shall prepare and circulate an agenda for such meeting; provided, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Each Committee may meet in person, by videoconference or by teleconference. No action taken at a Committee meeting shall be effective unless at least one (1) representative of each Party is present or participating in such meeting. The Alliance Managers (or their designees), on an alternating basis, shall be responsible for preparing reasonably detailed written minutes of each Committee meeting and shall send draft meeting minutes to each representative of the applicable Committee for review. The Parties shall agree on meeting minutes promptly, but in any event no later than twenty (20) days following receipt thereof; provided that, if the Parties cannot agree as to the content of the meeting minutes by such timeframe, such minutes shall be finalized to reflect any areas of disagreement. Each Party may invite, in addition to its Committee representatives, any number of employees (including employees of Affiliates) and, with the prior written consent of the other Party, not to be unreasonably withheld, any number of Third Parties, to attend Committee meetings as non-voting participants, provided that, prior to attending such meetings, such Third Party participants shall be bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement.
3.3    Decision-Making. Each Committee shall strive to seek consensus in its actions and decision-making process, and all decisions by the Committees shall be made by unanimous agreement, with each Party’s representatives having collectively one (1) vote in all decisions. If the Parties’ representatives on a Subcommittee, after reasonable discussion and good faith consideration of each Party’s opinions, cannot reach agreement on a matter within the Subcommittee’s responsibilities after endeavoring to do so for seven (7) days, then such disagreement shall be referred to the JSC for resolution. If the Parties’ representatives on the JSC, after reasonable discussion and good faith consideration of each Party’s opinions, cannot reach agreement on a matter within the JSC’s responsibilities or on any matter that is referred to the JSC by a Subcommittee within fifteen (15) days after the JSC has met and attempted to agree on such matter (or such other period as the Parties may agree upon in writing), then such disagreement shall be referred to the Executive Officers for resolution. Any final decision that the Executive Officers mutually agree to in writing shall be conclusive and binding on the Parties. If the Executive Officers cannot reach agreement on a matter within thirty (30) days after such matter has been referred to them by the JSC (or such other period as the Executive Officers may agree upon in writing), then SymBio shall have the tie-breaking vote, and the decision of SymBio’s Executive Officer shall be final and binding on the Parties, with respect to any Development matter, Regulatory Approval matter, or Commercialization Matter, in each case in the SymBio Territory, except that (a) Eagle shall have the tie-breaking vote, and the decision of Eagle’s Executive Officer shall be final and binding on the Parties, with respect to any matter that may have an adverse impact on (i) the global safety profile of the Licensed Product or (ii) the procurement or maintenance of any Regulatory Approval in the Eagle Territory, and (b) the decision whether and the terms on which to Develop Licensed Product in the SymBio Territory for any New Indication or any New Formulation shall be subject to the mutual agreement of both Parties. For clarity, SymBio shall not have the right to Develop, Manufacture or Commercialize any New Indication or New Formulation without the consent of Eagle.
3.4    Limitation of Committee Authority. Notwithstanding the foregoing, neither a Committee nor the Party with final decision-making authority as set forth in Section 3.3 shall have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with this Agreement; (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (d) obligate either Party to violate Applicable Laws or incur any material liabilities or payment obligations.
3.5    Discontinuation of Committees. The activities to be performed by each Committee shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. Each Committee shall continue to exist until the Parties mutually agreeing to disband such Committee, but in any event each Committee shall be automatically disbanded effective upon the expiration or termination of this Agreement. Once a Committee is disbanded, such Committee shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information relevant to such Committee under this Agreement and the decisions of such Committee shall be decisions as between the Parties (but, with final decision-making authority to continue to be in accordance with Section 3.3), subject to the other terms and conditions of this Agreement.
ARTICLE 4
DEVELOPMENT
4.1    General. Subject to the terms and conditions of this Agreement (including Section 4.4), as between the Parties, SymBio shall be responsible for the Development of Licensed Products in the Field in the SymBio Territory (including for the [ * ] in accordance with [ * ], at its own cost and expense (except as set forth in Section 4.3), including all non-clinical and clinical studies and collection of all CMC Information necessary to obtain Regulatory Approval for each Licensed Product in the SymBio Territory. SymBio shall conduct Development of Licensed Products in the SymBio Territory and shall not conduct any Development of Licensed Products in the Eagle Territory except with the prior written consent of Eagle.
4.2    Development Plan. All Development of Licensed Products for the SymBio Territory shall be conducted pursuant to a comprehensive written development plan that sets forth the [ * ] of all [ * ] to be conducted by or on behalf of [ * ] in the SymBio Territory (the “Development Plan”). As of the Effective Date, the Parties have agreed on the initial Development Plan, which shall be in outline form and is attached hereto as Exhibit E. From time to time (at least on an annual basis and at any time the Parties mutually agree to the Development of a New Formulation or the Development for a New Indication), SymBio shall prepare amendments and updates, as appropriate, to the then-current Development Plan, and shall submit such amendments and updates to the JSC for review and approval pursuant to Section 3.3. Once so approved, each amended Development Plan shall become effective and shall supersede the previous Development Plan as of the date of such approval.
4.3    RTD Product. If SymBio is required by the PMDA, as a condition to obtaining Regulatory Approval of the RTD Product in the SymBio Territory, to conduct a clinical study of Japanese patients using the RTD Product (the “Required Additional Study”), SymBio shall prepare an amendment to the Development Plan, including a budget for the out-of-pocket costs to conduct the Required Additional Study, for review and approval by the JSC pursuant to Section 3.3. Eagle shall bear fifty percent (50%) of the out-of-pocket costs incurred by SymBio in the conduct of the Required Additional Study in accordance with the budget set forth in the approved Development Plan, up to, but not exceeding, [ * ]. SymBio shall initially bear 100% of the costs of the Required Additional Study and SymBio shall recoup Eagle’s 50% share of the out-of-pocket costs of the Required Additional Study in accordance with Section 8.4.
4.4    Development Diligence. SymBio shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval of the RTD Product and the RI Product in the SymBio Territory. Without limiting the foregoing, SymBio also shall (i) use Commercially Reasonable Efforts to perform the activities specified in the Development Plan (as the same may be amended pursuant to Section 4.2) in accordance with the timelines specified therein, and in compliance with all applicable Laws and (ii) file the JNDA for the RTD Product or the JNDA for the RI Product in the SymBio Territory no later than [ * ]; provided, however, if SymBio is prevented from meeting the foregoing filing deadline due to (a) Force Majeure or requirements of a Regulatory Authority, and provided that SymBio gives written notice to Eagle at the time SymBio becomes aware that such Force Majeure or Regulatory Authority requirement is likely to or will prevent SymBio from meeting such filing deadline, or (b) a failure by Eagle to comply with its obligations under this Agreement or the Supply Agreement, then such filing deadline shall be extended for the amount of time SymBio is so prevented from meeting such filing deadline. In addition, Eagle shall consider and discuss in good faith any reasonable extensions to the filing requirements set forth herein that are reasonably proposed by SymBio, provided that SymBio is materially in compliance with the first sentence of this Section 4.4.
4.5    Development Records. SymBio shall, and shall ensure that its Affiliates and sublicensees shall, maintain complete, current and accurate records of all material activities conducted pursuant to the Development Plan, and all material Data and other Information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Without limiting the foregoing, SymBio shall document all non-clinical studies and clinical studies in formal written study records according to applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP. Eagle shall have the right to review and copy all records maintained by SymBio, its Affiliates and sublicensees under this Section 4.5 at reasonable times, and to obtain access to the originals of such records to the extent necessary or useful for regulatory or Patent purposes.
4.6    Development Reports. SymBio shall keep Eagle reasonably informed, through meetings of the JSC or any applicable Subcommittee, as to the progress and results of its and its Affiliates’ and sublicensees’ work under the Development Plan. Without limiting the foregoing, at each regularly scheduled JSC meeting, SymBio shall provide Eagle with a written report summarizing the Development activities performed since the last JSC meeting and the results thereof, and comparing such activities with the Development Plan for such time period. Such reports shall be at a level of detail reasonably requested by Eagle and sufficient to enable Eagle to determine SymBio’s compliance with its diligence obligations under Section 4.4. At such JSC meeting, the Parties shall discuss the status, progress and results of SymBio’s and its Affiliates’ and sublicensees’ Development activities. SymBio shall promptly respond to Eagle’s reasonable questions or requests for additional information relating to such Development activities.
4.7    Data Ownership; Data Exchange.
(a)    Data Ownership. Eagle shall solely own all Data generated by Eagle in the Development of Licensed Products in the Field. The Data Controlled by Eagle (including, to the extent Controlled by Eagle and subject to any confidentiality obligations to Third Parties with respect to disclosure, Data generated by Eagle Affiliates and Eagle Licensees with respect to the Eagle Territory) are included in the Eagle Licensed Know-How and licensed to SymBio under Section 2.1(a). SymBio shall [ * ] Each Party shall ensure that [ * ] under this Agreement. Eagle shall [ * ] If such [ * ] under this Agreement. If such [ * ] under this Agreement to such [ * ]. SymBio hereby [ * ]. The foregoing [ * ] In addition, if a [ * ].
(b)    Data Exchange. In addition to its obligations pursuant to [ * ] but subject to the remainder of this Section 4.7(b) and compliance with applicable Laws, upon a Party’s request, the other Party shall promptly provide the requesting Party with [ * ] Eagle shall provide SymBio with Information Controlled by Eagle or its Affiliates that is necessary to SymBio in connection with the preparation or submission of Regulatory Materials by or on behalf of SymBio in the SymBio Territory. The JSC may establish reasonable policies to effectuate such exchange of Data and Information between the Parties. The obligation for SymBio to provide Data to Eagle pursuant to this Section 4.7(b) shall survive expiration (but not earlier termination) of this Agreement pursuant to Section 13.1, but only to the extent Eagle's request for information relates to a bona fide safety issue or concern or is required to be provided to a Regulatory Authority.
4.8    Transition Activities. Eagle shall (a) promptly after the Effective Date, at Eagle’s cost and expense, provide SymBio with one (1) electronic copy of documents, data or other Information in Eagle’s or its Affiliate’s possession or Control that constitute Eagle Licensed Know-How and (b) from time to time provide other support and assistance as reasonably requested by SymBio, in each case, ((a) and (b)), as are reasonably necessary or desirable for SymBio to Develop and Commercialize the RI Product and the RTD Product in the Field in the SymBio Territory and comply with all applicable Laws in the SymBio Territory in connection therewith. SymBio shall reimburse Eagle any reasonable out-of-pocket costs incurred by Eagle in connection with providing support and assistance pursuant to clause (b) of this Section 4.8 within thirty (30) days after Eagle submits to SymBio an invoice and copies of documentation reasonably evidencing such out-of-pocket costs. The Parties shall establish a process for ensuring that all Eagle Licensed Know-How (including CMC Information) provided hereunder is treated and maintained as the Confidential Information of Eagle.
4.9    Subcontractors. SymBio shall have the right to engage subcontractors to conduct any activities necessary for Development of Licensed Product, including the conduct of non-clinical studies, clinical studies, CMC activities, and regulatory services for Licensed Product in the SymBio Territory under this Agreement, provided that such subcontractors are bound by written obligations of confidentiality and non-use consistent with this Agreement and have agreed in writing to assign to SymBio all data, inventions, Information or other intellectual property generated by such subcontractor in the course of performing such subcontracted work (subject to any reasonable and customary exceptions). SymBio shall remain responsible for any obligations that have been delegated or subcontracted to any subcontractor, and shall be responsible for the performance of its subcontractors. Upon reasonable notice during regular business hours and no more than once per calendar year (or more often for cause), Eagle shall be entitled to audit such SymBio subcontractors, and SymBio shall use Commercially Reasonable Efforts to include such annual (and for cause) audit right of Eagle in SymBio’s agreements with such subcontractors.
ARTICLE 5
REGULATORY MATTERS
5.1    Regulatory Responsibilities. Subject to the terms and conditions of this Agreement, as between the Parties, SymBio shall be responsible for all Regulatory Materials and all communications and interactions with Regulatory Authorities in the SymBio Territory with respect to Licensed Products. The Development Plan shall include the regulatory strategy for obtaining Regulatory Approval of each Licensed Product in the SymBio Territory. SymBio shall keep Eagle reasonably informed, through meetings of the JSC or any applicable Subcommittee, of regulatory developments related to Licensed Products in the Field in the SymBio Territory, including as set forth in Sections 5.3 and 5.5. [ * ].
5.2    Licensor Support. Upon SymBio’s reasonable request, Eagle shall provide such support and assistance as is required for SymBio to (i) obtain and maintain relevant Marketing Authorizations for Licensed Product in the SymBio Territory, including Regulatory Approval of Licensed Products in the Field in the SymBio Territory, and (ii) comply with the Pharmaceuticals and Medical Devices Act of Japan and all other applicable Laws, in each case as they pertain to Licensed Product in the SymBio Territory during the Term. SymBio shall reimburse Eagle out-of-pocket costs reasonably incurred by Eagle in connection with providing support and assistance pursuant to this Section 5.2 within thirty (30) days after Eagle submits to SymBio an invoice and copies of documentation reasonably evidencing such out-of-pocket costs to the extent not otherwise reimbursed under Section 4.8.
5.3    NHI Price Approval. Without limiting Section 5.1, as between the Parties, SymBio shall be responsible for obtaining NHI Price Approval for each Licensed Product in the SymBio Territory. SymBio shall keep Eagle reasonably informed through meetings of the JSC or any applicable Subcommittee on the status of each application for NHI Price Approval in the SymBio Territory, including any material discussion and correspondence with any Regulatory Authority with respect thereto. SymBio shall implement Eagle’s reasonable comments with respect to its applications for NHI Price Approval and shall promptly notify Eagle of NHI Price Approval obtained for each Licensed Product in the SymBio Territory.
5.4    Regulatory Information Sharing. SymBio shall provide Eagle with drafts of Regulatory Materials to be submitted by or on behalf of SymBio in the SymBio Territory, other than routine or immaterial Regulatory Materials, excluding any portions of such Regulatory Materials provided by Eagle to SymBio, translated into English when necessary or reasonably requested by Eagle, sufficiently in advance of submission to allow for Eagle’s review and comment, and SymBio shall reasonably consider comments provided by Eagle within such review and comment period; provided, however, that SymBio shall not be required to delay submission of any Regulatory Materials if to do so would cause SymBio to fail to meet the filing deadline stipulated in Section 4.4(ii) or any deadline required by applicable Law or requested by any Regulatory Authority in the SymBio Territory, and the Parties shall cooperate to provide SymBio with adequate time to comply with its obligations and to reduce the administrative burden of SymBio where practical. In addition to the foregoing, SymBio shall promptly provide Eagle with copies, translated into English, of any Regulatory Materials received by SymBio or its Affiliates or sublicensees relating to Licensed Product in the SymBio Territory, other than immaterial Regulatory Materials, and shall keep Eagle reasonably informed of any material verbal communication or question relating to Licensed Product received by SymBio or its Affiliates or sublicensees from any Regulatory Authority in the SymBio Territory. If requested by SymBio in order for SymBio to prepare or submit Regulatory Materials or otherwise address questions received from a Regulatory Authority in the SymBio Territory, Eagle shall provide SymBio with all Data Controlled by Eagle and reasonably requested by SymBio required to prepare any such submission and assist in the preparation of responses based on information in CMC related documents in Eagle’s possession or Control and not otherwise already provided by Eagle to SymBio. Any transfer by Eagle of CMC Information as set forth in this Section 5.4 is conditioned on SymBio establishing appropriate firewalls or equivalent means to ensure that such CMC Information is protected from unauthorized disclosure and is used only for legal and regulatory compliance purposes and not for any other purpose. In furtherance of the foregoing, SymBio shall ensure that any CMC Information provided by or on behalf of Eagle pursuant to this Section 5.4 shall only be disclosed to those identified personnel of SymBio (or a designated agreed Third Party) who (a) have a need to know the same to comply with the above obligations, and (b) have been fully informed of and acknowledge the highly sensitive and proprietary nature of such information and the need to maintain its secrecy and avoid inappropriate usage or disclosure, by using the firewall or equivalent means. Except as required by applicable Law, including in order to obtain Regulatory Approval of a Licensed Product in the SymBio Territory, SymBio, its Affiliates and sublicensees shall not submit any Regulatory Materials to, or communicate with, any Regulatory Authority in the Eagle Territory regarding Licensed Product and, if such submission or communication is required by applicable Law, including for obtaining such Regulatory Approval, SymBio shall immediately notify Eagle in writing of such requirement and the content of such submission or communication.
5.5    Meetings with Regulatory Authorities. SymBio shall lead all interactions with Regulatory Authorities in the SymBio Territory with respect to Licensed Products. At each regularly scheduled JSC meeting, SymBio shall provide Eagle with a list and schedule of any in-person meeting or teleconference with Regulatory Authorities (or related advisory committees) in the SymBio Territory planned for the next calendar quarter that relates to any Licensed Product. In addition, SymBio shall notify Eagle as soon as reasonably possible if SymBio becomes aware of any additional such meetings or teleconferences that become scheduled for such calendar quarter. Eagle shall provide all reasonable assistance requested by SymBio to prepare for any such meeting or teleconference. To the extent permitted by applicable Laws, Eagle shall have the right to have a representative attend all such meetings and teleconferences, at Eagle’s cost.
5.6    Regulatory Costs. SymBio shall be responsible for all costs and expenses incurred in connection with the preparation and filing of all Regulatory Materials and the maintenance of all Regulatory Approvals (including MAA approvals and NHI Price Approvals) for each Licensed Product in the Field in the SymBio Territory.
5.7    Rights of Reference. Each Party hereby grants to the other Party and the other Party’s Affiliates and permitted sublicensees (including, with respect to Eagle, all Eagle Licensees) the right to use, cross-reference, file or incorporate by reference all Regulatory Materials pertaining to Licensed Product submitted by or on behalf of such granting Party and all Data Controlled by such granting Party. SymBio, its Affiliates and permitted sublicensees may exercise the foregoing rights of reference for Licensed Products in accordance with the scope of the license granted in Section 2.1(a). Eagle, its Affiliates and licensees (other than SymBio) may exercise the foregoing rights of reference for the purpose of seeking, obtaining and maintaining regulatory approval for Licensed Products in the Eagle Territory and otherwise performing its obligations and exercising its rights under this Agreement.
5.8    Adverse Event Reporting and Safety Data Exchange. As soon as practicable after the Effective Date, but in any event prior to the commencement of any clinical study of Licensed Product by SymBio in the SymBio Territory, the Parties shall define and finalize the actions that the Parties shall employ with respect to Licensed Product to investigate adverse events and share safety data in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). The initial Pharmacovigilance Agreement may be limited to the Development of Licensed Product and, if so, at least one hundred and eighty (180) days before the anticipated launch date of the first Licensed Product in the SymBio Territory (or such other time period as may be agreed upon by the Parties), the Parties shall amend the Pharmacovigilance Agreement or enter into a separate Pharmacovigilance Agreement for the Commercialization of Licensed Product. The responsibilities under the Pharmacovigilance Agreement shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, medical inquiries, product complaints and any other information concerning the safety of Licensed Product.
5.9    Remedial Actions. Each Party shall notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product in the SymBio Territory may be subject to a recall, corrective action or other regulatory action taken by virtue of applicable Laws (a “Remedial Action”) and upon receipt of notice from the other Party that a Remedial Action is or may be needed, the Parties shall collaborate through the JSC and adopt a comprehensive written remedial action plan that shall set forth timelines and details of any Remedial Action (“Remedial Action Plan”). SymBio shall, at its cost and expense, use Commercially Reasonable Efforts to carry out the Remedial Action Plan (or, if no Remedial Action Plan is agreed, use Commercially Reasonable Efforts to complete Remedial Actions) and Eagle shall provide SymBio, at SymBio’s expense, with such assistance in connection with the Remedial Action Plan or other Remedial Actions as may be reasonably requested by SymBio. If SymBio fails to achieve the goals set forth in the Remedial Action Plan within the timelines set forth therein, the Parties shall further collaborate through the JSC to consider the reasons for the failure and to adopt a revised Remedial Action Plan and SymBio shall carry out such revised Remedial Action Plan at its cost and expense. SymBio shall, and shall ensure that its Affiliates and sublicensees shall, maintain adequate records to permit the Parties to trace to the extent required by applicable Law the packaging, labeling, distribution, sale and use (to the extent possible) of each Licensed Product in the SymBio Territory. Any Remedial Action Plan that relates to the Manufacture and supply of Licensed Product by Eagle to SymBio shall be governed by the terms and conditions of the Supply Agreement.
ARTICLE 6
COMMERCIALIZATION

6.1    Overview. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth in Section 6.4), as between the Parties, SymBio shall be responsible for and have operational control over all aspects of the Commercialization of Licensed Products in the Field in the SymBio Territory, including: (a) developing and executing a commercial pre-launch and launch plan; (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Licensed Product; (c) marketing, advertising and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing, receivables, collections and inventory; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of Licensed Product in the Field in the SymBio Territory. SymBio shall bear all of the costs and expenses incurred in connection with such Commercialization activities.
6.2    Commercialization Plan.
(a)    General. SymBio shall Commercialize Licensed Products in the Field in the SymBio Territory pursuant to a commercialization plan (the “Commercialization Plan”). The Commercialization Plan shall include (i) a detailed description of all key strategic decisions (including messaging, branding, marketing, advertising, sales force positioning, number of representatives and details, pricing strategy, etc.), implementation tactics and pre-launch and post-launch activities and (ii) a reasonably detailed description and timeline of SymBio’s, its Affiliates’ and sublicensees’ Commercialization activities for the Licensed Product in the SymBio Territory for the next calendar year, including medical affairs activities, sales forecasts and projections, pricing, reimbursement, market research, sales training, distribution channels, customer service and sales force matters related to the launch and sale of Licensed Products in the SymBio Territory.
(b)    Initial Plan and Amendments. At least [ * ] months prior to the anticipated date of the First Commercial Sale of the first Licensed Product in the SymBio Territory, SymBio shall prepare and present the initial Commercialization Plan to the JSC for review and approval in accordance with Section 3.3. At least [ * ], SymBio shall prepare updates and amendments, as appropriate, to the then-current Commercialization Plan and shall submit such updates and amendments to the JSC for review and approval. Once so approved, each amended Commercialization Plan shall become effective and shall supersede the previous Commercialization Plan as of the date of such approval.
6.3    Pricing. Subject to NHI Price Approval, SymBio shall have the sole right to determine the pricing of each Licensed Product in the SymBio Territory, provided, however, that SymBio shall price each Licensed Product in a manner that is intended to maximize the profit of such Licensed Product and shall not price any Licensed Product in a manner intended to induce the sale of any other products.
6.4    Commercial Diligence. Following Regulatory Approval of a Licensed Product in the SymBio Territory (and prior to Regulatory Approval with respect to pre-launch activities), SymBio shall use Commercially Reasonable Efforts to Commercialize such Licensed Product in the SymBio Territory. In addition, SymBio shall:
(a)    use Commercially Reasonable Efforts to perform the activities specified in the Commercialization Plan and use Commercially Reasonable Efforts to meet the dates specified therein;
(b)    achieve First Commercial Sale of each Licensed Product in the SymBio Territory within [ * ] after Regulatory Approval for such Licensed Product has been obtained provided, however, if SymBio is prevented from meeting the foregoing deadline due to (a) a Force Majeure or requirements of a Regulatory Authority, provided that SymBio gives written notice to Eagle at the time SymBio becomes aware that such Force Majeure or Regulatory Authority requirement is likely to or will prevent SymBio from meeting such deadline, or (b) a failure by Eagle to comply with its obligations under this Agreement or the Supply Agreement, then in each case (a) and (b) herein such deadline shall be extended for the amount of time during which SymBio is so prevented from meeting the applicable deadline; and
(c)    for a period of [ * ] years following First Commercial Sale of each Licensed Product, ensure that the total number of sales representatives deployed, details performed, and advertising and promotional monies spent by SymBio in aggregate for all Licensed Products (collectively, and not for each Licensed Product) in the SymBio Territory during each semi-annual (6-month) period represents at least [ * ] of the total number of sales representatives, details, and advertising and promotional monies committed by or on behalf of SymBio, directly or indirectly, for its bendamustine products (collectively, the Licensed Product and the Existing SymBio Products) in the SymBio Territory during such semi-annual period; provided, however, that in no event shall SymBio provide less than [ * ] primary, first position details in aggregate for all Licensed Products (collectively, and not for each Licensed Product) each year during such [ * ] year period.
6.5     Commercialization Reports. SymBio shall keep Eagle reasonably informed, through meetings of the JSC or any applicable Subcommittee, of SymBio’s, its Affiliates’ and sublicensees’ Commercialization activities with respect to each Licensed Product in the Field in the SymBio Territory. Without limiting the foregoing, at each regularly scheduled JSC meeting, SymBio shall provide Eagle with a written report summarizing the significant Commercialization activities performed with respect to each Licensed Product since the last JSC meeting, and comparing such activities with the Commercialization Plan for such time period. Such reports shall be at a level of detail reasonably requested by Eagle and sufficient to enable Eagle to determine SymBio’s compliance with its diligence obligations under Section 6.4. At such JSC meeting, the Parties shall discuss the status, progress and results of SymBio’s its Affiliates’ and sublicensees’ Commercialization activities. SymBio shall promptly respond to Eagle’s reasonable questions or requests for additional information relating to such Commercialization activities.
6.6    Cross-Territorial Restrictions. Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates shall not, and shall use reasonable efforts to ensure that its licensees and sublicensees shall not, either directly or indirectly, promote, market, distribute, import, sell, have sold, deliver or tender (or cause to be delivered or tendered) any Licensed Product, including via internet or mail order, into the other Party’s territory. Without limiting the foregoing, as to each country in the other Party’s territory, a Party shall not, and shall ensure that its Affiliates shall not and shall use reasonable efforts to ensure that its licensees and sublicensees shall not: (a) establish or maintain any branch, warehouse or distribution facility for any Licensed Product in such country; (b) engage in any advertising or promotional activities relating to any Licensed Product that are directed primarily to customers or other purchasers or users of Licensed Product located in such country; (c) solicit orders for any Licensed Product from any prospective purchaser located in such country; or (d) sell or distribute any Licensed Product to any person in the applicable territory who the Party is aware intends to sell or has in the past sold any Licensed Product in such country. If a Party receives any order for a Licensed Product from a prospective purchaser located in a country in the other Party’s territory, the Party shall immediately refer that order to the other Party and shall not accept any such orders.
6.7    U.S. Commercialization. During the Term, Eagle shall use Commercially Reasonable Efforts to Commercialize the RI Product in the Field in the U.S. itself, or through its licensees, including, to the extent consistent with Commercially Reasonable Efforts, conducting the following activities (either itself, its licensees, or with or through a Third Party): (a) marketing, advertising and promotion; (b) sales booking, distribution and related services; (c) order processing, invoicing, receivables, collections and inventory; (d) customer support, including handling medical queries, and other related functions; and (e) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of the RI Product in the Field in the U.S. The foregoing shall not require Eagle to take any action that would result in a breach of its existing agreements between Eagle and Teva Pharmaceuticals International GmbH (or any of its affiliates) related to the RI Product.
ARTICLE 7
MANUFACTURE AND SUPPLY
7.1    Manufacture and Supply. During the Term, SymBio shall purchase from Eagle, and Eagle shall Manufacture and supply (either by itself or through an Affiliate or a Third Party contract manufacturer) to SymBio, all of SymBio’s and its Affiliates’ and sublicensees’ (and any of their successor entities’) requirements of Packaged Licensed Product or Semi-Finished Product, as agreed by the Parties, for Development and Commercialization use in the Field in the SymBio Territory under this Agreement, subject to and in accordance with the terms and conditions of the Supply Agreement (defined below) and SymBio’s license to Manufacture the Licensed Product under Section 2.1(a) of this Agreement.
7.2    Supply Agreement. Promptly following the Effective Date, the Parties shall negotiate and agree in good faith on a supply agreement that sets forth the specific terms and conditions of the Manufacture and supply of Licensed Products for Development and Commercialization in the SymBio Territory (the “Supply Agreement”). The Supply Agreement shall provide for the supply of Packaged Licensed Product in a format to be agreed and/or the supply of Semi-Finished Product for Packaging by SymBio, in each case at the Supply Price defined below. The Supply Agreement shall have a term that extends for so long as SymBio is Commercializing Licensed Products during the Term under this Agreement, with certain rights for Eagle to terminate and transition Manufacturing obligations at its option with reasonable prior notice, and shall contain terms and conditions otherwise consistent with this Agreement. In addition, the Supply Agreement shall contain customary representations and warranties, including that Licensed Product supplied by Eagle to SymBio will at the time of delivery conform to the applicable Specifications and that the Manufacturing of the Licensed Product will comply with cGMP and applicable Laws, and indemnification obligations of Eagle regarding such matters. The Parties shall use reasonable and good faith efforts to execute a definitive Supply Agreement not later than nine (9) months after the Effective Date.
7.3    Packaging. To the extent the Parties agree that Eagle shall Manufacture and supply Semi-Finished Product rather than Packaged Licensed Product, SymBio shall be responsible, at its cost and expense, for Packaging all Semi-Finished Product supplied by Eagle under the Supply Agreement, including labeling secondary packaging of Licensed Product and final release and stability testing of Packaged Product, and SymBio shall ensure that the Semi-Finished Product is Packaged, with labels, product inserts or outserts and other labeling, in compliance with all applicable Laws, Regulatory Approvals, including Regulatory Authority-approved labeling, and all other requirements of applicable Regulatory Authorities in the SymBio Territory.
7.4     Supply Price. The supply price for each unit (vial) of the RTD Product and the RI Product supplied by Eagle to SymBio for Development and Commercialization use in the Field in the SymBio Territory shall equal the lower of (a) the Cost of Goods Sold, or (b) [ * ] per vial, and the supply price for each unit (vial) of any New Formulation supplied by Eagle to SymBio for Development and Commercialization use in the Field in the SymBio Territory shall equal the Cost of Goods Sold (“Supply Price”). If the JPY to U.S. Dollar official rate of exchange, as recognized by either the government of Japan or the government of the U.S., increases or decreases by ten percent (10%) or more with respect to the rate of exchange as of (i) the Effective Date or (ii) the date of the last adjustment pursuant to this Section 7.4, the Supply Price shall be adjusted by applying a scale factor equal to 0.5 x (the percentage change in the official rate of exchange plus 10%). By way of illustration, if the official rate of exchange were to increase by 20% (by a factor of 1.2; e.g. the US dollar weakening against the Japanese yen from JPY100 = $1.00 to JPY100 = $1.20), the new Supply Price would be calculated by increasing the current Supply Price by 0.5 x (20% + 10%) or by 15% (by a factor of 1.15). In this illustration, a Supply Price of [ * ]. Eagle shall deliver Licensed Product to SymBio EXW (Incoterms 2010) Eagle’s or its designee’s facility, unless the Parties agree otherwise in the Supply Agreement. For clarity, unless the Supply Agreement specifies otherwise, SymBio shall bear all costs and expenses of shipping and transporting Licensed Product, including all taxes, regulatory and other fees, customs, duties, costs and expenses associated with obtaining insurance, export and import licenses and Japanese consumption tax.
7.5    Manufacturing and COGS. Eagle shall use Commercially Reasonable Efforts throughout the Term to reduce the Cost of Goods Sold in a manner consistent with all applicable Laws, Regulatory Approvals and the Specifications. Eagle shall ensure that it, and its Affiliates, shall maintain complete and accurate records of COGS, including any reductions in COGS, in accordance with Section 8.9.
7.6    Quality Agreement. As soon as practicable after the Effective Date, but in any event prior to the commencement of any clinical study of Licensed Product by SymBio in the SymBio Territory, the Parties shall enter into a quality technical agreement relating to the supply of Licensed Product under the Supply Agreement for Development in the SymBio Territory (the “Quality Agreement”) and, prior to delivery of any Licensed Product under the Supply Agreement for Commercialization in the SymBio Territory, the Parties shall amend the Quality Agreement or shall enter into a separate Quality Agreement. The Quality Agreement shall contain customary terms and conditions regarding quality assurance/quality control and compliance with applicable Laws. Each Party agrees to provide information to the other Party regarding quality defects and quality complaints associated with the use of Licensed Product in accordance with the timeframes and procedures for reporting and other terms and conditions set forth in the Quality Agreement(s).
ARTICLE 8
COMPENSATION
8.1    Upfront Payment. Within fifteen (15) Business Days after the Effective Date, SymBio shall pay to Eagle a one-time, non-refundable, non-creditable upfront payment of Twelve Million Five Hundred Thousand Dollars ($12,500,000).
8.2    Milestone Payments.
(a)    Regulatory Milestone Payment. Upon obtaining Regulatory Authority approval of the first JNDA for Licensed Product Covered by a Valid Claim of (1) the Eagle Licensed Patents or (2) the SymBio Collaboration Patents unless Section 8.2(c) applies, in each case ((1) and (2)) in the SymBio Territory, SymBio shall promptly notify Eagle and pay to Eagle a one-time, non-refundable and non-creditable milestone payment of [ * ] within thirty (30) days after such JNDA approval.
(b)    Sales Milestone Payment. SymBio shall pay to Eagle a one-time, non-refundable, non-creditable sales milestone payment of [ * ] within thirty (30) days after the end of the first calendar quarter during which cumulative aggregate Net Sales of all Licensed Products Covered by a Valid Claim of (1) the Eagle Licensed Patents or (2) the SymBio Collaboration Patents unless Section 8.2(c) applies, in each case ((1) and (2)) in the SymBio Territory, first reach [ * ].
(a)    SymBio Collaboration Patents. If the Parties agree to include in the scope of this Agreement a New Formulation covered under Section 1.44(c), the SymBio Collaboration Patents that cover a Licensed SymBio Invention (defined below) shall be excluded from the terms of Sections 8.2 and 8.3.
8.3    Royalties. For each calendar quarter during the Royalty Term, commencing the calendar quarter in which the First Commercial Sale of the first Licensed Product occurs, SymBio shall pay to Eagle non-refundable, non-creditable royalties on aggregate annual Net Sales of all Licensed Products in the SymBio Territory, which shall be calculated by multiplying the portion set forth below of aggregate annual Net Sales of all Licensed Products in the SymBio Territory by the corresponding royalty rate set forth below. For clarity, the Net Sales of all Licensed Products in the SymBio Territory shall be aggregated for purposes of calculating the applicable royalty tier below until, on a Licensed Product-by-Licensed Product basis, the expiration of the Royalty Term of such Licensed Product, at which time the Net Sales of such Licensed Product shall no longer be included for purposes of calculating the applicable royalty tier below.

Portion of Aggregate Annual Net Sales	Royalty Rate
For that portion of aggregate annual Net Sales of all Licensed Products that are less than [ * ]	[ * ]%
For that portion of aggregate annual Net Sales of all Licensed Products that are equal to or greater than [ * ] but less [ * ]	[ * ]%
For that portion of aggregate annual Net Sales of all Licensed Products that are equal to or greater than [ * ]	[ * ]%

8.4    Required Additional Study Costs. In the event that SymBio conducts a Required Additional Study, SymBio shall recoup Eagle’s share of the out-of-pocket costs incurred by SymBio in the conduct of such Required Additional Study as provided in Section 4.3 as follows: SymBio shall provide Eagle with copies of documentation reasonably evidencing the out-of-pocket costs paid by SymBio to Third Parties for the conduct of the Required Additional Study and SymBio shall not pay royalties to Eagle pursuant to Section 8.3 until SymBio has recovered from the royalties that would otherwise be due to Eagle pursuant to Section 8.3 fifty percent (50%) of the documented out-of-pocket costs incurred by SymBio for the Required Additional Study in accordance with the applicable budget set forth in the approved Development Plan up to, but not exceeding, [ * ].
8.5    Supply Price Payments. SymBio shall pay Eagle the Supply Price for Licensed Product supplied by Eagle under the Supply Agreement as provided in Section 7.4 and described in greater detail in the Supply Agreement.
8.6    Reports. Commencing with the calendar quarter in which the First Commercial Sale of the first Licensed Product occurs, SymBio shall deliver to Eagle, within ten (10) days after the end of each calendar quarter during the Term, a statement of the estimated amount of gross sales and Net Sales of each Licensed Product in the SymBio Territory during the applicable calendar quarter. In addition, within forty-five (45) days after the end of each calendar quarter, commencing with the calendar quarter in which the First Commercial Sale of the first Licensed Product occurs, SymBio shall provide Eagle with a report (a “Royalty Report”) setting forth (a) the quantity and description of all Licensed Products sold in the SymBio Territory during the calendar quarter, (b) the calculation of the aggregate Net Sales of Licensed Products in the SymBio Territory (including all relevant deductions from invoiced amounts made in the calculation of Net Sales in accordance with the definition of Net Sales), (c) the applicable royalty rate and exchange rates used to calculate the royalties payable, and (d) the royalties due hereunder; and SymBio shall pay Eagle the royalty payments due under Section 8.3 (subject to Section 8.4) for such calendar quarter. The information contained in each Royalty Report shall be the Confidential Information of SymBio.
8.7    Payment Method; Foreign Exchange. All payments due to Eagle hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds into an account designated by Eagle. For purposes of making royalty payments due under this Agreement, SymBio shall convert Net Sales at the rate of exchange for Japanese Yen to U.S. Dollars using the average of the daily foreign exchange rates published in the Wall Street Journal, for the calendar quarter in which such payments occurred, or for periods less than a calendar quarter, the average of the daily rates published in the Wall Street Journal, for the applicable period.
8.8    Interest on Late Payments. If Eagle does not receive payment of any sum due to it on or before the due date hereunder, simple interest shall thereafter accrue on the sum due to Eagle until the date of payment at the per annum rate of two percent (2%) over the then-current prime rate reported in the Wall Street Journal or the maximum rate allowable by applicable Laws, whichever is lower.
8.9    Records; Audits. Each Party shall, and shall ensure that its Affiliates and sublicensees shall, maintain complete and accurate records in accordance with U.S. GAAP or Japan GAAP, as applicable with respect to the audited Party, and in sufficient detail to permit the other Party to confirm the accuracy of any calculations of applicable costs or payments pursuant to this Agreement. Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of five (5) years from the end of the calendar year to which they pertain, and not more often than once each calendar year, by an independent certified public accountant selected by the Party requesting the audit and reasonably acceptable to the audited Party, for the sole purpose of verifying the accuracy of the financial calculations, payments or reports, as applicable, furnished by the audited Party pursuant to this Agreement. Any such auditor shall not disclose the audited Party’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial calculations, payments or reports, as applicable, furnished by such audited Party or the amount of payments due under this Agreement. Any amounts shown to be owed but unpaid or miscalculations shown to be made shall be paid and/or corrected, as applicable, within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 8.8) from the original due date or the date of the miscalculation, as applicable. The Party requesting the audit shall bear the full cost of such audit unless such audit discloses an underpayment or miscalculation by the audited Party of more than five percent (5%) or Fifty Thousand Dollars ($50,000) whichever is greater, in which case the audited Party shall bear the full cost of such audit.
8.10    Taxes.
(a)    Taxes on Income. Except as otherwise provided in this Section 8.10, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.
(b)    Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of the payments to be made by SymBio to Eagle under this Agreement. To the extent SymBio is required to deduct and withhold taxes from any payment to Eagle, SymBio shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Eagle an official tax certificate or other evidence of such withholding sufficient to enable Eagle to demonstrate such payment of taxes to any applicable Governmental Authority. Eagle shall provide SymBio any tax forms that may be reasonably necessary in order for SymBio not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax.
(c)    VAT. All payments due to Eagle from SymBio pursuant to this Agreement shall be paid exclusive of, and without reduction for, any value-added tax (“VAT”) (which, if applicable, shall be payable by SymBio upon receipt of a valid VAT invoice). If Eagle determines that it is required to report any VAT, SymBio shall promptly provide Eagle with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 8.10(c) is not intended to limit SymBio’s right to deduct VAT in determining Net Sales.
8.1    No Limitation. Notwithstanding anything to the contrary, the fact that the upfront or milestone payments hereunder may be described as non-refundable or non-creditable shall not limit or otherwise preclude any court, tribunal or competent authority to consider that those payments may be recoverable by SymBio as actual damages in any claim or action under this Agreement, including in any dispute resolution proceeding finally determined under Section 14.2.
ARTICLE 9
INTELLECTUAL PROPERTY MATTERS
9.1    Ownership of Inventions.
(a)    Subject to Section 9.1(b), inventorship of any Inventions shall be determined in accordance with the standards of inventorship and conception under U.S. patent laws. Each Party shall ensure that each of its Affiliates, sublicensees and subcontractors under this Agreement has a contractual obligation to disclose and assign to such Party all Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors. SymBio shall promptly disclose in writing to Eagle all SymBio Inventions. Eagle shall promptly disclose in writing to SymBio all Eagle Inventions.
(b)    Except as provided in subsection (c), SymBio, for itself and on behalf of its Affiliates and sublicensees and their respective subcontractors, employees, consultants and agents, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to Eagle all right, title and interest in and to all SymBio Inventions in all countries outside of the SymBio Territory (“Assigned Inventions”). Each Party agrees to cooperate with the other Party, as reasonably requested, and to take such actions as may be required to give effect to this Section 9.1(b) in a particular country, and SymBio grants Eagle a power of attorney to effectuate such assignment. For clarity, all Inventions made by Eagle and all Assigned Inventions are included in the Eagle IP and licensed to SymBio under Section 2.1(a).
(a)    If the Parties agree to include in the scope of this Agreement a New Formulation covered under Section 1.44(c), the terms of this subsection (c) shall apply (and not the terms of subsection (b) above) with respect to a SymBio Invention that is solely invented by SymBio and constitutes an improvement to a Patent or Know-How Controlled by SymBio that was filed or developed outside of this Agreement (and is not otherwise derived from or an improvement to any Eagle IP) (“Licensed SymBio Invention”). SymBio hereby grants Eagle a royalty-free, fully paid-up, license (with the right to grant sublicenses through multiple tiers) under the Licensed SymBio Inventions that is (1) exclusive in the Eagle Territory during the Term (and upon expiration of this Agreement) and (2) exclusive worldwide upon the termination but not the expiration of this Agreement (excluding any termination by SymBio for Eagle’s material breach pursuant to Section 13.4, which is addressed in the following sentence) in each case for the purposes of researching, Developing, Manufacturing, importing, Commercializing and otherwise exploiting Licensed Products and other bendamustine products. If SymBio terminates this Agreement for Eagle’s material breach pursuant to Section 13.4, then, at Eagle’s option, SymBio shall grant the license set forth in the preceding clause (2) effective on such termination and the Parties shall negotiate in good faith a commercially reasonable royalty applicable to such license. Any disputes with respect to the negotiation of such commercially reasonable royalty shall be submitted to dispute resolution for final resolution in accordance with the terms of Article 14.
(b)    Except as expressly provided in this Agreement, neither Party shall have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other Party to practice, enforce, license, assign or otherwise exploit Inventions or intellectual property therein owned jointly by the Parties hereunder, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting, provided that SymBio shall not have the right to practice or exploit any such Inventions to develop or commercialize a Competing Product. Each Party agrees to cooperate with the other Party, as reasonably requested, and to take such actions as may be required to give effect to this Section 9.1(c) in a particular country. Each Party shall be responsible at its own expense for any payments due under Applicable Law to its employees who are inventors of any Patents.
9.2    Patent Prosecution.
(a)    Eagle Licensed Patents. As between the Parties, Eagle shall have the sole right to prepare, file, prosecute and maintain or, subject to Section 9.2(d), abandon the Eagle Licensed Patents during the Term. Eagle shall use Commercially Reasonable Efforts to prosecute and maintain Eagle Licensed Patents in the SymBio Territory. Eagle shall [ * ] In particular, Eagle shall consult with SymBio via the JSC [ * ] Eagle Patent in the SymBio Territory is required or desirable. Eagle shall consider in good faith comments thereto that are timely provided by SymBio in connection with the prosecution of the Eagle Licensed Patents. For the purpose of this Article 9, “prosecution” shall include any post-grant proceeding in the SymBio Territory, including opposition proceedings, and other challenges brought by Third Parties in the SymBio Territory, including invalidation (nullity) actions.
(b)    SymBio Collaboration Patents. As between the Parties, SymBio shall have the sole right to file for patent protection for SymBio Inventions in the SymBio Territory (and worldwide with respect to any Licensed SymBio Inventions) (the “SymBio Collaboration Patents”) and the sole right to prepare, file, prosecute and maintain or abandon SymBio Collaboration Patents; provided however, that [ * ] SymBio shall be responsible for international stage filing and prosecution when the SymBio Territory is included and shall include such PCT countries in the Eagle Territory as instructed by Eagle, and Eagle shall be responsible for international stage filing and prosecution when the SymBio Territory is not included. [ * ] and shall provide Eagle, [ * ] In particular, SymBio shall consult with Eagle via the JSC [ * ] SymBio Collaboration Patent is required or desirable. SymBio shall consider in good faith comments thereto that are timely provided by Eagle in connection with the prosecution of such SymBio Collaboration Patents; provided, however, that [ * ]
(c)    Collaboration; Costs. SymBio shall provide Eagle with all reasonable assistance and cooperation in Eagle’s patent prosecution efforts regarding the Eagle Licensed Patents under Section 9.2(a), and Eagle shall provide SymBio with all reasonable assistance and cooperation in SymBio’s patent prosecution efforts regarding the SymBio Collaboration Patents under Section 9.2(b), including in each case providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution. Each Party shall bear [ * ] of all out-of-pocket costs incurred by the prosecuting Party in its patent prosecution efforts in the SymBio Territory under Section 9.2(a) and Section 9.2(b) and [ * ] incurred by the other Party in providing assistance and cooperation in such prosecution efforts in the SymBio Territory under this Section 9.2(c). Without limiting the foregoing, at Eagle’s request, SymBio shall provide consent, and shall execute documents reflecting such consent, to any changes or corrections in any claims of Eagle Licensed Patents that Eagle elects to make in connection with any invalidation (nullity) actions or other opposition proceedings brought by Third Parties against such Eagle Licensed Patents in the SymBio Territory.
(d)    Patents No Longer Wanted. If SymBio decides not to file, prosecute or maintain, or decides to abandon, any SymBio Collaboration Patent, SymBio shall provide Eagle with at least thirty (30) days’ prior written notice, and on receipt of such notice, Eagle shall have the right, but not the obligation, at its sole cost, to file, prosecute or maintain such SymBio Collaboration Patent. If Eagle elects to assume prosecution or maintenance of any SymBio Collaboration Patent in accordance with this Section 9.2(d), SymBio shall have the right to [ * ] If Eagle elects to assume prosecution or maintenance of any SymBio Collaboration Patent in accordance with this Section 9.2(d), SymBio shall execute such documents and perform such acts as may be reasonably necessary for Eagle to prosecute and maintain such SymBio Collaboration Patent on behalf of SymBio and such Patent shall remain a SymBio Collaboration Patent owned by SymBio; provided, however, that if SymBio wishes to abandon such SymBio Collaboration Patent, SymBio shall consider in good faith Eagle’s request to assign to Eagle the right, title and interest in and to such Patent, and following any such assignment it shall no longer be deemed to be a SymBio Collaboration Patent and Eagle shall prosecute and maintain such Patent for itself as an Eagle Patent. If Eagle decides not to file, prosecute or maintain, or decides to abandon, any Eagle Licensed Patent, Eagle shall provide SymBio with at least thirty (30) days’ prior written notice, and on receipt of such notice, SymBio shall have the right, but not the obligation, [ * ], to file, prosecute or maintain such Eagle Licensed Patent; provided, however, that if SymBio elects to assume prosecution or maintenance of any Eagle Licensed Patent in accordance with this Section 9.2(d), Eagle shall have the right to [ * ] If SymBio elects to assume prosecution or maintenance of any Eagle Licensed Patent in accordance with this Section 9.2(d), Eagle shall execute such documents and perform such acts as may be reasonably necessary for SymBio to prosecute and maintain such Eagle Licensed Patent on behalf of Eagle and such Patent shall remain an Eagle Licensed Patent owned by Eagle; provided, however, that if Eagle wishes to abandon such Eagle Licensed Patent in its entirety, Eagle shall consider in good faith SymBio’s request to assign to SymBio the right, title and interest in and to such Patent, and following any such assignment it shall no longer be deemed to be an Eagle Licensed Patent, and SymBio shall prosecute and maintain such Patent for itself.
(e)    Eagle Territory. For clarity, SymBio does not have any rights pursuant to this Agreement with respect to any Eagle Patents or any Patents covering any Assigned Inventions in the Eagle Territory and, as between the Parties, Eagle shall have the sole right in its sole discretion to prepare, file, prosecute and maintain or abandon such Patents in the Eagle Territory.
9.3    Patent Enforcement.
(a)    Notification. If either Party becomes aware of any existing or threatened infringement in the SymBio Territory of any Eagle Licensed Patent or SymBio Collaboration Patent (“Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties shall consult with each other regarding any actions to be taken with respect to such Infringement.
(b)    Enforcement Rights. Each Party shall share with the other Party all Information available to it regarding such alleged Infringement, [ * ] Eagle shall have the first right, but not the obligation, to bring and control an appropriate suit or other action against any Person engaged in such Infringement of an Eagle Licensed Patent (including as part of any enforcement action against infringement of any Eagle Patent globally) and SymBio shall have the first right, but not the obligation, to bring and control an appropriate suit or other action against any Person engaged in such Infringement of a SymBio Collaboration Patent. If the Party with the first enforcement right notifies the other Party that it does not intend to commence a suit or take other action to secure the abatement of such Infringement, or, within ninety (90) days following notice of such Infringement, such Party fails to commence a suit or take such other action and does not provide the other Party reasonable reasons why such suit has not been commenced or other action has not been taken within such 90-day period then, subject to the remainder of this Section 9.3(b), (i) in the case of Infringement of a SymBio Collaboration Patent, Eagle shall have the right, but not the obligation, to commence and control such a suit or take such action, and (ii) in the case of Infringement of an Eagle Licensed Patent, to the extent that such Infringement is resulting from a Third Party’s activities in respect of a product that competes with the Licensed Product in the Field in the SymBio Territory, SymBio shall have the right, but not the obligation, to commence and control such a suit or take such action. In the event that a Party elects to commence a suit or take other action as provided in the preceding sentence, the other Party shall take appropriate actions in order to enable such Party to commence such suit or take such action. Notwithstanding the foregoing, if the Parties mutually agree that it would be beneficial jointly to enforce an Eagle Licensed Patent or SymBio Collaboration Patent against such Infringement in the SymBio Territory, Eagle shall control such joint enforcement action unless the Parties mutually agree otherwise. Neither Party shall have the right to [ * ] under this Agreement. In addition, [ * ]. For clarity, nothing herein shall restrict [ * ]
(c)    Collaboration. Each Party shall provide to the Party bringing a claim, suit or action under Section 9.3(b) (the “Enforcing Party”) reasonable assistance in such enforcement, at such Enforcing Party’s request, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The Enforcing Party shall keep the other Party regularly informed on a timely basis of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.
(d)    Expenses and Recoveries. Each Party shall bear [ * ] of all out-of-pocket costs incurred by the Enforcing Party in connection with an enforcement action under this Section 9.3 and [ * ] of any out-of-pocket costs incurred by the other Party in providing assistance in such enforcement action. If the Enforcing Party recovers monetary damages in a claim, suit or action brought under Section 9.3(b), such recovery shall be allocated first to the reimbursement of any documented out-of-pocket costs incurred by the Parties in such enforcement action as provided in the preceding sentence, and [ * ] of the remaining amounts shall be retained by the Enforcing Party, and [ * ] of the remaining amounts shall be paid to the other Party.
(e)    Eagle Territory. As between the Parties, Eagle shall have the sole right to enforce Eagle Patents and any Patents covering any Assigned Inventions in the Eagle Territory, and Eagle shall be entitled to retain all recoveries resulting from all such enforcements.
9.4    Third Party Infringement Claims. During the Term, each Party shall promptly notify the other Party in writing upon becoming aware of any allegation by a Third Party that the Development, Manufacture or Commercialization of any Licensed Product in the Field in the SymBio Territory infringes or misappropriates, or may infringe or misappropriate, the intellectual property rights of such Third Party in the SymBio Territory (a “Third Party IP Action”). Eagle shall have the right to direct and control the defense of such Third Party IP Action, at its own expense with counsel of its choice; provided, however, that SymBio may participate in the defense or settlement thereof, at its own expense with counsel of its choice. In any event, Eagle shall keep SymBio reasonably informed of all material developments in connection with any such Third Party IP Action for which Eagle exercises its right to direct and control the defense. Eagle shall not [ * ]. If Eagle does not exercise its right to direct and control the defense of a Third Party IP Action that is brought against SymBio, then SymBio shall have the right to direct and control the defense of such Third Party IP Action and, if SymBio exercises such right, it shall keep Eagle reasonably informed of all material developments in connection with such Third Party IP Action [ * ]
9.5    Patent Term Extensions. SymBio shall notify Eagle within [ * ] of Regulatory Approval of any Licensed Products eligible for a patent term extension [ * ] Eagle shall consult with SymBio regarding such [ * ] that if elections with respect to obtaining such patent term extensions are to be made, Eagle shall have the sole right to make such elections.
9.6    Trademarks. SymBio shall have the right to Commercialize Licensed Product in the SymBio Territory under the same trademark under which SymBio markets the Existing SymBio Product in the SymBio Territory (“Existing SymBio Trademark”). If SymBio wishes to Commercialize any Licensed Product under a trademark other than the Existing SymBio Trademark, SymBio may propose such alternative trademark(s) to Eagle and, upon obtaining Eagle’s written approval (not to be unreasonably withheld or delayed), SymBio shall have the right to Commercialize Licensed Product in the SymBio Territory under such approved alternative trademark(s) (each, an “Alternative Trademark”). In addition, SymBio shall have the right to Commercialize Licensed Product with those trademarks of SymBio that are associated with SymBio’s name or identity (“SymBio Housemarks”). SymBio shall own all rights in, and shall register and maintain in the SymBio Territory at its cost and expense, the Existing SymBio Trademark, any Alternative Trademark and the SymBio Housemarks, and all goodwill in such trademarks and housemarks shall accrue to SymBio. SymBio and its Affiliates and sublicensees shall not use any trademarks, other than the Existing SymBio Trademark, Alternative Trademark(s) (if any) and the SymBio Housemarks (and Eagle’s housemarks if requested by Eagle), in connection with the Commercialization of Licensed Product in the Field in the SymBio Territory, without the prior written consent of Eagle.
9.7    Registration of Exclusive License. At a time and date to be determined by the JSC following the First Commercial Sale of Licensed Product, Eagle and SymBio shall [ * ] If, [ * ], Eagle shall, within [ * ] of the date of such mutual agreement (or, for Patents that become Eagle Licensed Patents after the date of such mutual agreement, within [ * ] of such Eagle Licensed Patents becoming Controlled by Eagle or its Affiliates), Eagle shall file, and shall cause its relevant Affiliates to file (as the case may be), a request at the JPO to register as a registered exclusive license (a Senyo-Jisshiken under Section 77 of the Japanese Patent Law or a Kari-Senyo-Jisshiken under Section 34-2 of the Japanese Patent Law) SymBio’s exclusive license under the Eagle Licensed Patents to Develop, Package, Manufacture, and Commercialize the Licensed Product in the Field in the SymBio Territory in accordance with this Agreement. For clarity, during the Term, Eagle shall not grant a license in respect of the Licensed Product under the Eagle Licensed Patents in the SymBio Territory to any Third Party or Affiliate of Eagle, in each case (Third Party or Affiliate) in conflict with the license granted to SymBio under this Agreement, nor register such license to a Third Party or Affiliate of Eagle as a Senyo-Jisshiken, Kari-Senyo-Jisshiken or otherwise.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES; COVENANTS
10.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows, as of the Effective Date:
(a)    Corporate Existence. It is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;
(b)    Corporate Power, Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally;
(a)    No Conflict. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any applicable Law; and
(b)    Approvals. Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Licensed Product or as otherwise described in this Agreement, all necessary consents, approvals and authorizations of, and all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement.
10.2    Additional Representations and Warranties of Eagle. Eagle represents and warrants to SymBio as follows, as of the Effective Date:
(a)    Title; Encumbrances. It has sufficient legal or beneficial title, ownership or license in the Eagle IP to grant the license to SymBio described in this Agreement, free and clear from any mortgages, pledges, liens, security interests or encumbrances that would conflict with such license. Eagle or its Affiliates have secured from all employees, consultants, contractors and other Persons who have contributed to the creation or invention of any of the Eagle IP a valid written assignment assigning to Eagle or its Affiliates all rights to such creations, inventions, or Eagle IP;
(a)    Infringement or Misappropriation. To Eagle’s Knowledge, (i) the Development, Manufacture, or Commercialization of the RTD Product and the RI Product (in each case as existing as of the Effective Date) in the SymBio Territory will not infringe or misappropriate the intellectual property rights of any Third Party and (ii) the use of the Eagle Licensed Know-How will not infringe any Third Party rights under the Laws of confidential information, and the Eagle Licensed Know-How has not been disclosed to any Third Party except under conditions of confidence;
(b)    Third Party Infringement. To Eagle’s Knowledge, no Third Party is infringing or misappropriating, or threatening to infringe or misappropriate, any Eagle IP in the SymBio Territory;
(c)    No Proceeding. There is no actual, suspected, pending, or, to Eagle’s Knowledge, threatened, adverse action, suit, proceeding, Claim or formal governmental investigations in the SymBio Territory against Eagle involving Eagle IP or the RTD Product or the RI Product (in each case as existing as of the Effective Date);
(d)    Enforceability, Validity. To Eagle’s Knowledge, the Eagle Licensed Patents Covering the RTD Product and the RI Product as in existence as of the Effective Date are valid and enforceable in the SymBio Territory. All applicable filing, maintenance and other fees required to be paid to maintain the Eagle Licensed Patents in the SymBio Territory as of the Effective Date have been timely paid;
(e)    Full Disclosure. Eagle has disclosed to SymBio all material information in Eagle’s possession of which it is aware requested by SymBio pertaining to the RTD Product and the RI Product (in each case as existing as of the Effective Date) and Eagle IP existing as of the Effective Date, and Eagle has not knowingly withheld any material information in Eagle’s possession or Control applicable to SymBio’s ability to Develop, Manufacture or Commercialize the RTD Product and the RI Product (in each case as existing as of the Effective Date) in the Field in the SymBio Territory as contemplated by this Agreement;
(f)    No Conflicts. Eagle has the right to grant the licenses to the Eagle IP set forth in Section 2.1 and has not granted as of the Effective Date, and during the Term shall not grant, any right to any Third Party under the Eagle IP that conflicts with the rights granted to SymBio under this Agreement. Eagle is not under any obligation, contractual or otherwise, to any Third Party that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations under this Agreement; and
(g)    Conduct of Development. As of the Effective Date, Eagle has conducted Development of Licensed Products in accordance with applicable Law.
(h)    Patents. Exhibit A is a complete and accurate list of all Patents owned or in-licensed by Eagle or any of its Affiliates in the SymBio Territory as of the Effective Date that the Development, Commercialization, Manufacture, use, sale, offer for sale or importation of the Licensed Product in the SymBio Territory would infringe. Such Patents have been duly applied for and registered (as the case may be) in the SymBio Territory in accordance with applicable Law, and have no unsatisfied past maintenance or annuity obligation in the SymBio Territory. As of the Effective Date, Eagle has the sole and exclusive right to prosecute, maintain, enforce and defend the Eagle IP in the SymBio Territory without consent of or payment to any Third Party, including, without limitation, without consent of or payment to any licensor of Eagle or any of its Affiliates.
10.1    Compliance with Laws.
(a)    Each Party shall, and shall ensure that its Affiliates and sublicensees shall, comply in all respects with Anti-Corruption Laws and all applicable Laws in the Development, Manufacture and Commercialization of Licensed Product and performance of its obligations under this Agreement or the Ancillary Agreements, including the ICH, GCP, GLP, regulations of the MHLW and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time.
(b)    Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of any applicable Laws (including Anti-Corruption Laws) in connection with the Development, Manufacture or Commercialization of any Licensed Product under this Agreement. In the event that either Party has violated or been suspected of violating any of its obligations, representations, warranties or covenants in Section 10.3(a), such Party shall take reasonable actions to remedy such breach and to prevent further such breaches from occurring.
(c)    Each Party shall have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to audit the other Party’s books and records in the event that a suspected violation of any Anti-Corruption Law needs to be investigated (in such Party’s reasonable, good-faith discretion). Such audit shall be conducted by such Party’s audit team comprised of qualified auditors who have received anticorruption training.
(d)    Without limiting the foregoing, in connection with its activities under this Agreement, SymBio shall not, and shall ensure that each of its Affiliates and its and their successors, controlling Persons, directors, officers and employees (“Representatives”) shall not, directly or indirectly, in each case to the extent it would violate applicable Laws: (a) make, offer, authorize, provide or pay anything of value in any form, whether in money, property, services or otherwise to any Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or fail to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any applicable Law, (iv) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (v) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business, or (vi) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (b) engage in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (c) make any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (d) make any payment in the nature of bribery, fraud, or any other unlawful payment under the applicable Laws of any jurisdiction where it or any of its Affiliates conducts business or is registered; or (e) if such Person or any of its Representatives is a Government Official, improperly use his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or fail to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.
10.2    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. For clarity and without limiting the foregoing, Eagle makes no representation or warranty concerning Licensed Product or Eagle IP except as expressly set forth in this Article 10 and, without limiting the foregoing, neither Eagle nor SymBio represents or warrants that any patent will issue or be granted based on patent applications contained in the Eagle Licensed Patents or the SymBio Collaboration Patents, respectively.
ARTICLE 11
INDEMNIFICATION
11.1    Indemnification by Eagle. Eagle shall defend, indemnify, and hold harmless SymBio, its Affiliates, and their respective directors, officers, employees and agents (collectively, “SymBio Indemnitees”), at Eagle’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by any SymBio Indemnitees) paid to a Third Party (collectively, “Losses”) arising out of any Third Party claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any SymBio Indemnitees to the extent such Losses arise from, are based on, or result from (a) any negligent act or omission or willful misconduct of Eagle or its Affiliates, (b) a breach by Eagle or its Affiliates of any representations, warranties or covenants set forth in this Agreement, (c) violation of Law by Eagle or its Affiliates or licensees (other than SymBio or its Affiliates), subcontractors or agents, (d) the Development or Commercialization of Licensed Product by or on behalf of Eagle or its Affiliates, licensees (other than SymBio) or subcontractors in the Eagle Territory, or (e) any Claim that any Development conducted by or on behalf of Eagle in or for the SymBio Territory as agreed in a Development Plan that constitutes actual or alleged Infringement or misappropriation of Third Party intellectual property rights. The foregoing indemnity obligation shall not apply to the extent that any Claim arises from, is based on, or results from any activity or occurrence for which SymBio is obligated to indemnify the Eagle Indemnitees under Section 11.2.
11.2    Indemnification by SymBio. SymBio shall defend, indemnify, and hold harmless Eagle, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Eagle Indemnitees”), at SymBio’s cost and expense, from and against any and all Losses (including reasonable legal expenses and attorneys’ fees incurred by any Eagle Indemnitees) arising out of any Claims brought against any Eagle Indemnitees to the extent such Losses arise from, are based on or result from (a) any negligent act or omission or willful misconduct of SymBio or its Affiliates, (b) a breach by SymBio or its Affiliates of any representations, warranties or covenants set forth in this Agreement, (c) violation of Law by SymBio or its Affiliates or sublicensees, subcontractors or agents, or (d) the Development, Packaging or other Manufacturing (if any), or Commercialization of any Licensed Product by or on behalf of SymBio or its Affiliates, sublicensees or subcontractors. The foregoing indemnity obligation shall not apply to the extent that any Claim arises from, is based on, or results from any activity or occurrence for which Eagle is obligated to indemnify the SymBio Indemnitees under Section 11.1.
11.3    Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party; provided, however, that the Indemnified Party’s failure or delay in providing such notice shall not relieve the Indemnifying Party of its indemnification obligation except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, unless the settlement involves only the payment of money that is fully paid by the Indemnifying Party. The Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in the foregoing to the contrary, the provisions of Section 9.4 shall govern the defense of any Third Party IP Actions.
11.4    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 11.1 OR 11.2, (B) DAMAGES AVAILABLE TO A PARTY FOR THE OTHER PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12 OR OF COMPLIANCE OBLIGATIONS IN SECTION 10.3, OR (C) DAMAGES AVAILABLE TO EAGLE FOR SYMBIO’S BREACH OF ITS OBLIGATIONS IN SECTION 2.3. THE PROVISIONS OF THIS CLAUSE SHALL SURVIVE TERMINATION OF THIS AGREEMENT.
11.5    Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder that are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities at the respective place of business of each Party. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request.
ARTICLE 12
CONFIDENTIALITY
12.1    Confidentiality. Each Party agrees that, during the Term and for a period of five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement or any Ancillary Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly authorized by this Agreement or an Ancillary Agreement or otherwise agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:
(a)    was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)    was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or
(e)    was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application or use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.
12.2    Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
(a)    such disclosure is reasonably necessary: (i) for filing or prosecuting Patent rights as contemplated by this Agreement; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of any Licensed Product; or (iii) for prosecuting or defending litigation as contemplated by this Agreement or any Ancillary Agreement;
(b)    such disclosure is necessary to its or its Affiliate’s employees, agents, consultants, contractors, licensees (including, with respect to Eagle, Eagle Licensees) or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement or any Ancillary Agreement including, with respect to Eagle, for the purpose of Development, Manufacture, Commercialization or other exploitation of Licensed Product in the Eagle Territory during the Term and worldwide after termination of this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use at least as restrictive as those contained in this Agreement;
(c)    such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to agree in writing to treat such Confidential Information as confidential; or
(d)    such disclosure is necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a)(ii) or (a)(iii) or Section 12.2(d), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.
12.3    Publicity; Terms of Agreement.
(a)    The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.3.
(b)    The Parties shall make a joint public announcement of the execution of this Agreement in the form attached as Exhibit F, which shall be issued on a date agreed by the Parties.
(c)    After issuance of such joint press release, if either Party desires to make a public disclosure concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such disclosure to the other Party for its prior review and approval (except as otherwise provided herein), which approval shall not be unreasonably withheld or delayed. A Party commenting on such a proposed disclosure shall provide its comments, if any, within five (5) Business Days after receiving the proposed disclosure for review (or such shorter period of time as necessitated by regulatory requirements). In addition, where required by applicable Law, including regulations promulgated by applicable security exchanges, either Party shall have the right to make a press release or other public disclosure regarding the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approval in the SymBio Territory, including NHI Price Approval, as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, in each case subject only to the review procedure set forth in the preceding sentences. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary and any such reasonable comments shall be implemented by the requesting Party. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.
(d)    The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under applicable Laws a copy of this Agreement with Governmental Authorities or a nationally recognized securities exchange. Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available. In the event of any such filing, each Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.
12.4    Publication. SymBio may not publish peer-reviewed manuscripts, or provide other forms of public disclosure, including abstracts, posters and presentations, of results of any Development hereunder, including any Data or other Information arising from work or studies carried out under the Development Plan, or otherwise pertaining to any Licensed Product or Eagle Licensed Know-How, without the prior written permission of Eagle. In the event Eagle gives such permission, then at least thirty (30) days prior to submitting to a publisher or other Third Party (e.g., reviewer(s)) or making a public presentation of a manuscript, abstract, poster, presentation or other disclosure, SymBio shall deliver to Eagle a copy of the proposed written manuscript, publication or other disclosure or an outline of the proposed oral disclosure. Eagle shall have the right to (a) propose modifications to the publication, presentation or other disclosure for Patent reasons, trade secret reasons, confidentiality reasons or business reasons or (b) request a delay in publication or presentation in order to protect patentable Information. If Eagle requests modifications to prevent disclosure of trade secret or proprietary business information or other Confidential Information of Eagle, SymBio shall edit such publication or presentation to prevent the disclosure of such information. If Eagle requests a delay to protect patentable Information, SymBio shall delay submission or presentation for a period of up to sixty (60) days in order to permit Eagle to obtain Patent protection.
12.5    Equitable Relief. Each Party acknowledges that its breach of this Article 12 may cause irreparable harm to the other Party, which may not be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.
ARTICLE 13
TERM AND TERMINATION
13.1    Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall expire on a Licensed Product-by-Licensed Product basis on the date of expiration of the Royalty Term of such Licensed Product. Expiration of the Royalty Term with respect to all Licensed Products in the SymBio Territory shall constitute expiration of this Agreement in its entirety. Upon expiration of the Term (but not earlier termination of this Agreement), the license granted to SymBio under Section 2.1(a) shall become perpetual, fully-paid, royalty-free and irrevocable on a Licensed Product-by-Licensed Product basis. Upon expiration of the Term, the Supply Agreement and the Quality Agreement shall terminate on a Licensed Product-by-Licensed Product basis.
13.2    Termination by SymBio. SymBio may terminate this Agreement in its entirety for convenience upon [ * ] months’ prior written notice given to Eagle at any time prior to First Commercial Sale of a Licensed Product in the SymBio Territory and upon [ * ] months’ prior written notice given to Eagle thereafter; provided, however, that Eagle may, in its discretion, upon prior written notice to SymBio accelerate the effectiveness of such termination to the extent permitted by Law in the SymBio Territory.
13.3    Termination by Eagle.
(a)    Eagle may terminate this Agreement upon written notice to SymBio, on a Licensed Product-by-Licensed Product basis, for a Licensed Product if SymBio discontinues material Development and Commercialization of such Licensed Product for a period of [ * ], unless such Development or Commercialization of such Licensed Product was prevented by (i) a Force Majeure event or the requirements of a Regulatory Authority for which SymBio provided notice pursuant to Section 16.2 or (ii) any failure by Eagle to comply with its obligations under this Agreement or the Supply Agreement. Such termination shall go into effect on the date specified in the applicable termination notice.
(b)    Eagle may terminate this Agreement in its entirety, upon written notice to SymBio, if SymBio or any of its Affiliates or sublicensees (directly or indirectly, individually or in association with any other Person) institutes an administrative or judicial proceeding challenging the validity, enforceability, patentability, priority of invention or other claim to priority, patent term adjustment or scope of any Eagle Patent, or assists, encourages, finances, or otherwise provides any information to any other Person engaging in any such challenge. Such termination shall go into effect on the date specified in the applicable termination notice. Notwithstanding the foregoing, nothing shall restrict SymBio from challenging, in any dispute under this Agreement between the Parties, whether any Licensed Product or the Development, Manufacture or Commercialization thereof is Covered by any Eagle Patent, and such challenge shall not constitute a basis for termination of this Agreement pursuant to this Section 13.3(b).
13.4    Termination for Breach. Each Party shall have the right to terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product basis, immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement or the Supply Agreement (relating to the affected Licensed Product, if the non-breaching Party elects to terminate with respect to such Licensed Product) and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach [ * ] from the date of such notice or [ * ] from the date of such notice in the event of any payment dispute. If an allegedly breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such Party provides the other Party notice of such dispute within ten (10) Business Days of receipt of such notice of breach, then the non-breaching Party shall not have the right to terminate this Agreement under this Section 13.4 unless and until a determination has been made in accordance with Article 14 (or pursuant to the Supply Agreement, if applicable) that the allegedly breaching Party has committed such material breach, and such Party fails to cure such breach within thirty (30) days following such determination. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect. For clarity and without limiting a Party’s remedies under this Agreement, the Parties agree and acknowledge that a material breach of Sections 2.3(b), 4.4, 6.4 and 6.7 shall be deemed to be a material breach of this Agreement.
13.5    Termination Due to Bankruptcy. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [ * ] after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [ * ] days of the filing thereof, or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
13.6    Termination for Violation of Anti-Corruption Laws. Either Party may terminate this Agreement in the event that there has been a finding by, or settlement with, a Governmental Authority in the United States, United Kingdom or within the SymBio Territory that the other Party or any of its Affiliates has violated one or more Anti-Corruption Laws, or in the event that the other Party breaches the terms or conditions of any non-prosecution agreement, deferred prosecution agreement, or other settlement agreement or externally imposed monitoring arrangement (or the equivalent of any of the foregoing) entered into between such Party and a Governmental Authority in the United States, United Kingdom or within the SymBio Territory in connection with such Party’s violation or alleged violation of Anti-Corruption Laws.
13.7    Effect of Termination. Upon any termination of this Agreement pursuant to Section 13.2, 13.3, 13.4, 13.5 or 13.6, the following shall apply with respect to all Licensed Products, if this Agreement is terminated in its entirety, or with respect to the affected Licensed Product if this Agreement is terminated on a Licensed Product-by-Licensed Product basis:
(a)    Licenses. On the effective date of termination (if this Agreement is terminated prior to First Commercial Sale of the applicable Licensed Product), or upon transfer, termination or withdrawal by SymBio of Regulatory Approval pursuant to Section 13.7(b) (if this Agreement is terminated on or after First Commercial Sale of the applicable Licensed Product), all licenses and other rights granted by Eagle to SymBio under this Agreement (or with respect to the terminated Licensed Product(s), as applicable) shall terminate, including all sublicenses granted by SymBio unless such sublicenses are assumed by Eagle as contemplated by Section 2.1(c)(v)(A), which shall survive expiration or termination.
(b)    Regulatory Materials; Data. SymBio shall, as instructed by Eagle, either (i) if permitted by applicable Laws, promptly transfer and assign (or, if applicable, cause its Affiliate to transfer and assign) to Eagle or its designee all Regulatory Materials, including each Regulatory Approval, with respect to the terminated Licensed Product(s), or (ii) terminate or withdraw (or, if applicable, cause its Affiliate to terminate or withdraw) each Regulatory Approval with respect to the terminated Licensed Product(s), in either case in accordance with applicable Laws and, in each case, solely to the extent related to Licensed Product in the SymBio Territory. SymBio shall also promptly provide Eagle with all Data (to the extent not already provided to Eagle), including Licensed Product pharmacovigilance data, generated by or on behalf of SymBio in and in respect of the SymBio Territory. SymBio may retain copies of Regulatory Materials to the extent required by applicable Laws or for so long as may be required for SymBio to perform any of its surviving obligations under this Agreement. All Regulatory Materials transferred and assigned to Eagle under this Section 13.7(b) shall be the Confidential Information of Eagle and, to the extent SymBio retains Regulatory Materials in accordance with the preceding sentence, SymBio shall be subject to and shall comply with Article 12 with respect to such Regulatory Materials.
(c)    Ancillary Agreements. The Ancillary Agreements shall automatically terminate.
(d)    Wind-Down. SymBio shall responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going clinical studies being conducted under the Development Plan in which patient dosing has commenced or, if reasonably practicable and not adverse to patient safety and requested by Eagle, SymBio shall complete such clinical studies and Eagle shall reimburse SymBio its reasonable, out-of-pocket costs associated therewith. For clarity, except as provided in the preceding sentence, SymBio may wind-down any ongoing clinical studies being conducted under the Development Plan prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and SymBio shall be responsible for all costs associated with such wind-down.
(e)    Confidential Information. On the effective date of termination (if this Agreement is terminated prior to First Commercial Sale of the applicable Licensed Product), or upon transfer, termination or withdrawal by SymBio of Regulatory Approval pursuant to Section 13.7(b) (if this Agreement is terminated on or after First Commercial Sale of the applicable Licensed Product), each Party shall promptly destroy all Confidential Information of the other Party pertaining to the terminated Licensed Product(s) (subject to SymBio’s right to retain Regulatory Materials pursuant to Section 13.7(b) or as necessary to wind-down Development pursuant to Section 13.7(d)); provided, however, that, subject to continuing compliance with Article 12, Eagle may retain any Confidential Information of SymBio to the extent necessary to exercise rights retained by Eagle under this Agreement following termination and each Party may retain Confidential Information of the other Party pertaining to any Licensed Product(s) with respect to which this Agreement is not terminated.
(f)    Transition Assistance. Upon Eagle’s request, SymBio shall provide such assistance as may be reasonably necessary or useful for Eagle to continue the Development and Commercialization of the terminated Licensed Product(s) in the SymBio Territory, to the extent SymBio or its Affiliate or sublicensee is then performing or having performed such activities, including upon request of Eagle, and to the extent permitted by the applicable agreement or arrangement, assigning or amending as appropriate any agreements or arrangements with any Third Party for the Development, distribution, sale or other Commercialization of such Licensed Product(s) or otherwise providing directly to Eagle the benefits of such agreement for a reasonable transition period. If this Agreement is terminated by SymBio pursuant to Sections 13.4, 13.5 or 13.6, Eagle shall bear the cost arising out of such assistance performed by SymBio. If this Agreement is terminated by SymBio pursuant to Section 13.2 or if this Agreement is terminated by Eagle pursuant to this Article 13, SymBio shall bear the cost arising out of such assistance performed by SymBio. Without limiting SymBio’s obligations pursuant to Section 2.1(c)(v)(A), to the extent that any such agreement between SymBio or its Affiliate or sublicensee and a Third Party is not assignable to Eagle, SymBio shall reasonably cooperate with Eagle, at Eagle’s request and expense, to arrange to continue to provide such services for a reasonable time after termination and to facilitate Eagle’s entry into a replacement agreement with such Third Party for such services. Additionally, SymBio shall provide Eagle with copies of any promotional and marketing materials generated by or on behalf of SymBio with respect to Licensed Product prior to the effective date of termination. If this Agreement is terminated by Eagle pursuant to this Article 13, then upon Eagle’s request, SymBio shall continue to Commercialize Licensed Product in the SymBio Territory for up to six (6) months after the effective date of termination of this Agreement, subject to reimbursement by Eagle of SymBio’s reasonable costs and expenses.
(g)    Trademarks. Except upon a termination by SymBio (a) pursuant to Section 13.4 for breach of the Agreement by Eagle, (b) pursuant to Section 13.5 due to Eagle's bankruptcy, or (c) pursuant to Section 13.6 for violation of Anti-Corruption Laws by Eagle, SymBio shall grant to Eagle a royalty-free, fully paid-up, license, with the right to sublicense through multiple tiers, to use (1) the Existing SymBio Trademark on a non-exclusive basis and (2) any and all Alternative Trademarks on an exclusive basis, in each case ((1) and (2)) only to the extent such trademarks were used during the Term solely in connection with Commercializing any Licensed Product Commercialized in the SymBio Territory, to Commercialize such Licensed Products in the SymBio Territory.
(a)    Inventory. Unless the Parties mutually agree to allow SymBio to sell off existing inventory, Eagle shall have the right, but not the obligation, to purchase any and all of the inventory of the terminated Licensed Product held by SymBio or its Affiliates as of the date of termination, at a price equal to the supply price paid by SymBio to Eagle for such inventory under the Supply Agreement. In the event that SymBio is permitted to sell off existing inventory of Licensed Product following the effective date of termination, SymBio’s obligations under this Agreement with respect to all such terminated Licensed Product that SymBio sells, including the obligation to remit royalties to Eagle hereunder, shall continue in full force and effect.
13.8    Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. In addition and without prejudice to the provisions of Section 13.7 and any provisions that are expressly stated to survive, the following provisions shall survive any expiration or termination of this Agreement: Sections 2.1 (only in the case of expiration pursuant to Section 13.1), 2.3(a), the last three sentences of Section 4.7(a), the last sentence of Section 4.7(b), 5.7, 6.6 (only in the case of expiration pursuant to Section 13.1), 8.6 (up until the last date that Royalty payments are owed to Eagle), 8.9, 9.1, 9.3(d) (with respect to periods prior to termination or expiration), 10.4, 13.7, this Section 13.8, 13.9,; and Articles 11, 12 (except for Section 12.4), 14, 15 and 16.
13.9    Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as otherwise agreed upon and set forth herein.
ARTICLE 14
DISPUTE RESOLUTION
14.1    Disputes; Internal Resolution. With the exclusion of any Committee dispute that is subject to the provisions of Section 3.3, the Parties shall endeavor to resolve amicably by negotiation all disputes, controversies or claims arising out of, related to, or in connection with this Agreement or the Ancillary Agreements, including any question regarding their existence, validity, or termination (“Dispute”). Any Dispute that remains unresolved [ * ] after either Party requests negotiations in writing shall be referred to the Executive Officers of the Parties for attempted resolution by good faith negotiations. Such negotiations between the Executive Officers shall include at least one (1) in-person meeting of the Executive Officers to be conducted within [ * ] after the dispute is referred to the Executive Officers.
14.2    Binding Arbitration. Except for Intellectual Property Disputes, which shall be resolved in accordance with Section 14.4, any Dispute that is not resolved by negotiations by the Executive Officers shall be finally and exclusively settled by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) (“ICC Rules”). The Parties agree that:
(a)    The seat, or legal place, of arbitration shall be New York City, New York. The language of the arbitration shall be English.
(b)    The tribunal shall be comprised of three (3) arbitrators. Each Party shall appoint one (1) arbitrator. The party initiating the arbitration shall select an arbitrator in the request for arbitration. The responding party shall select an arbitrator within thirty (30) days after receipt of the request for arbitration. The third arbitrator, who shall act as the presiding arbitrator, shall be selected by the two party-appointed arbitrators within forty five (45) days of the selection of the second arbitrator. Any arbitrator(s) not selected within these time periods shall be selected by the ICC.
(c)    All arbitrators shall have experience with respect to the matter(s) to be arbitrated. If a Party has a concern about whether an arbitrator nominated by the other Party or appointed by the ICC has the requisite experience, it must object to the that arbitrator within seven (7) days of the arbitrator’s nomination (if he or she is nominated by a Party) or appointment (if appointed by the ICC in the case that a Party, or the two-party appointed arbitrators, fails timely to nominate), otherwise each of the Parties shall be deemed to have waived its rights to object.
(d)    The existence and content of the arbitral proceedings and any rulings or award shall be kept confidential except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, or (ii) with the written consent of the Parties. Notwithstanding anything to the contrary, either Party may disclose matters relating to the arbitration or the arbitral proceedings where necessary for the preparation or presentation of a claim or defense in such arbitration.
(e)    The arbitrators shall have the power to grant any remedy or relief consistent with the terms of this Agreement and the ICC Rules, including costs orders deemed reasonable taking into account the extent to which each Party was successful in the arbitration, and whether that Party conducted the arbitration in an expeditious and cost-effective manner. The arbitrators shall have no authority to award punitive, exemplary or similar damages not measured by a Party's compensatory damage. Judgment upon the award may be entered in any court having jurisdiction thereof.
14.3    Injunctive Relief. Notwithstanding anything to the contrary in this Article 14, either Party may apply to any court having jurisdiction for interim injunctive relief (including a temporary restraining order or preliminary injunction) or any other provisional or interim measure to protect a Party’s interests or preserve the status quo during the pendency of a Dispute between the Parties.
14.4    Intellectual Property Disputes. Notwithstanding Section 14.2, in the event that a Dispute arises with respect to the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, and such Dispute is not resolved in accordance with Section 14.1, such Dispute shall not be submitted to an arbitration proceeding in accordance with Section 14.2, unless otherwise agreed by the Parties in writing, and instead, either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.
14.5    Governing Law. This Agreement is governed by, and all disputes arising under, relating to, or in connection with this Agreement shall be resolved in accordance with, the laws of the State of New York, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different state.
ARTICLE 15
NON-SOLICITATION
15.1    Non-Solicitation. During the Term and for a period of [ * ] following any termination or expiration of this Agreement, each Party agrees, on behalf of itself and its Affiliates, not to solicit for employment, employ or otherwise retain any employee of the other Party or its Affiliates except with the prior written consent of the other Party; provided, however, that that it shall not be a violation of the non-solicitation obligation of this Section 15.1 if an employee of the other Party responds to an indirect solicitation (e.g., advertisements in media of general circulation).
ARTICLE 16
MISCELLANEOUS
16.1    Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, together with the Ancillary Agreements, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement and the Ancillary Agreements. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
16.2    Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the affected Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the affected Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “Force Majeure” shall mean conditions beyond the reasonable control and without the negligence of the affected Party, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a Force Majeure affecting such Party. If a Force Majeure persists for more than ninety (90) days, then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure.
16.3    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 16.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Eagle:	Eagle Pharmaceuticals, Inc.
50 Tice Blvd, Suite 315
Woodcliff Lake, NJ 07677
Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Eagle Pharmaceuticals, Inc.
50 Tice Blvd, Suite 315
Woodcliff Lake, NJ 07677
Attention: General Counsel

If to SymBio:	SymBio Pharmaceutical Limited
Toranomon 30 Mori Building
3-2-2 Toranomon, Minato-ku
Tokyo 105-0004
Japan

Telephone number: [ * ]
Fax number: [ * ]
Attention: Head of Legal

with a copy to (which shall not constitute notice):

Head of Business Development
Telephone number: [ * ]
Fax number: [ * ]
Attention: Head of Business Development

16.4    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that Eagle may make such an assignment without SymBio’s consent to its Affiliate, and either Party may make such an assignment without the other Party’s consent to a Third Party successor to substantially all of the business of the assigning Party to which this Agreement relates (such Third Party, an “Acquiror”), whether in a merger, sale of stock, sale of assets or other transaction, provided that such Acquiror is obligated, by reason of operation of law or otherwise, to assume performance of this Agreement or such rights or obligations. The Eagle IP shall exclude any Patents and Information Controlled by an Acquiror (or any Affiliate thereof, excluding Eagle). Any assignment or transfer of this Agreement must be done together with an assignment or transfer of the Ancillary Agreements. Each Party shall promptly notify the other Party in writing of any such assignment. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.4 shall be null, void and of no legal effect.
16.5    Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the payment and performance by its Affiliates of such Party’s financial and other obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
16.6    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
16.7    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
16.8    No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
16.9    Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
16.10    English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
16.11    Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as the same instrument. Each Party may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail. PDF signatures of authorized signatories of the Parties shall be deemed to be original signatures, shall be valid and binding upon the Parties, and, upon delivery, shall constitute due execution of this Agreement.
{Signature Page Follows}

IN WITNESS WHEREOF, the Parties have executed this Product Collaboration and License Agreement by their duly authorized officers as of the Effective Date.

EAGLE PHARMACEUTICALS, INC. By: /s/ David Pernock Name: David Pernock Title: President and Chief Commercial Officer	SYMBIO PHARMACEUTICALS LIMITED By: /s/ Fuminori Yoshida Name: Fuminori Yoshida Title: President and Chief Executive Officer

Exhibit A
Eagle Licensed Patents

[ * ]

Exhibit B
Existing SymBio Product

1.	Treakisym® (Bendamustine hydrochloride ) for injection (100mg and 25mg)

Indication	Status ( as of 2017.09.13)
Recurrent/refractory low-grade B-cell non-Hodgkin’s lymphoma	Approved
Recurrent / refractory Mantle cell lymphoma (MCL)	Approved
Chronic lymphocytic leukemia (CLL)	Approved
First-line treatment of low-grade B-cell non-Hodgkin’s lymphoma	Approved
First-line treated of Mantle cell lymphoma (MCL)	Approved
Recurrent/refractory diffuse large B-cell lymphoma	Phase 3

2.	Treakisym® [ * ] [ * ]

Indication	Status ( as of 2017.09.13)
[ * ]	[ * ]
[ * ]	[ * ]

Exhibit C
RI Product

The RI Product is a sterile, clear, colorless-to-yellow ready-to-dilute solution in a multi-use clear glass vial containing 100 mg of bendamustine hydrochloride. Each milliliter of the injection contains 25 mg of bendamustine hydrochloride, 0.1 mL of propylene glycol, USP, 5 mg of monothioglycerol, NF and q.s. to 1 mL polyethylene glycol 400, NF. The RI Product is intended for intravenous infusion at a rate of 50ml over 10 minutes.

SUMMARY OF BENDAMUSTINE HCL INJECTION, 25MG/ML SPECIFICATIONS FOR RELEASE AND SHELF-LIFE TESTING

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SUMMARY OF BENDAMUSTINE HCL INJECTION, 25MG/ML SPECIFICATIONS FOR IN-PROCESS TESTING

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Exhibit D
RTD Product

The RTD Product is a sterile, clear, colorless-to-yellow ready-to-dilute solution in a multi-use clear glass vial containing 100 mg of bendamustine hydrochloride. Each milliliter of the injection contains 25 mg of bendamustine hydrochloride, 0.1 mL of propylene glycol, USP, 5 mg of monothioglycerol, NF and q.s. to 1 mL polyethylene glycol 400, NF. The RTD Product is intended for intravenous infusion at a rate of 250ml/500ml over 60 minutes.

SUMMARY OF BENDAMUSTINE HCL INJECTION, 25MG/ML SPECIFICATIONS FOR RELEASE AND SHELF-LIFE TESTING

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SUMMARY OF BENDAMUSTINE HCL INJECTION, 25MG/ML SPECIFICATIONS FOR IN-PROCESS TESTING

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Exhibit E
Initial Development Plan

TREAKISYM® RTD:

•	[ * ]

TREAKISYM® RI:

•	[ * ]

Exhibit F
Joint Press Release

For Immediate Release
Eagle Pharmaceuticals Licenses Japanese Rights for Bendamustine Hydrochloride Ready-to-dilute and Rapid Infusion Injection Products to SymBio Pharmaceuticals Limited
- Begins Process to Maximize Value of Eagle’s Product Portfolio Worldwide –
- $12.5 Million Upfront Payment Plus Future Potential Milestones and Royalty Payments -

WOODCLIFF LAKE, N.J. / TOKYO, JAPAN -- September 20, 2017 -- Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or “the Company”) and SymBio Pharmaceuticals Limited (“SymBio”) (Tokyo Stock Exchange/JASDAQ 4582) today announced that the Company has licensed to SymBio rights under Eagle’s intellectual property to develop, market and sell Eagle’s bendamustine hydrochloride (“bendamustine HCl”) ready-to-dilute (“RTD”) and rapid infusion (“RI”) injection products in Japan.
SymBio will be responsible for securing regulatory approval of the RTD and RI injection products using the licensed technology in Japan with a target for approval of a product in 2020. SymBio currently markets TREAKISYM® in Japan, a lyophilized powder formulation of bendamustine HCl indicated for chronic lymphocytic leukemia (“CLL”); relapsed or refractory low-grade Hodgkin’s lymphoma (“NHL”); mantle cell lymphoma (“MCL”); and as a first line treatment of low-grade NHL and MCL. According to SymBio, 12-month sales ended June 30, 2017 in Japan for TREAKISYM were $52 million, due to the approval of first line treatment for NHL and MCL in December 2016. SymBio has estimated that sales of TREAKISYM are estimated to grow to $90 million in 2018.

A 50 ml RI or rapid infusion presentation of bendamustine hydrochloride injection is currently marketed in the U.S. by Teva Pharmaceutical Industries, Ltd. (“Teva”) as BENDEKA® (bendamustine HCl) Injection. BENDEKA currently has a 97% market share of the bendamustine market, and Teva has forecasted the North American market for bendamustine to be approximately $600 - $660 million in sales in 2017. BENDEKA’s low volume infusion and short infusion time represents an important benefit to both patients and healthcare providers.
Pursuant to the terms of the license with SymBio, Eagle will receive a $12.5 million upfront milestone payment, and may be entitled to additional milestone payments upon approval and the achievement of cumulative sales thresholds. The Company will also receive royalties on future net sales of the licensed bendamustine products.
“This is an important example of the value of the Eagle portfolio to patients worldwide and a first step in expanding outside the U.S. for our differentiated products. We look forward to SymBio’s future approval and successful commercialization of bendamustine HCI in Japan,” stated Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals.
Mr. Fuminori Yoshida, President and Chief Executive Officer of SymBio, stated, “In-licensing Eagle’s ready-to-dilute and rapid infusion injection products will enable SymBio to extend the product life and continue to maximize the value of TREAKISYM over the product life while bringing significant benefits to patients and healthcare providers in Japan.”

About Eagle Pharmaceuticals, Inc.
Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA's 505(b)(2) regulatory pathway. Additional information is available on the Company’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as “will,” “may,” “intends,” “anticipate(s),” “plan,” “enables,” “potentially,” “forecasted”, “entitles,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events, including, but not limited to: forecasted sales of $90 million in 2018; forecasted sales of Bendeka in 2018; SymBio’s plans to secure regulatory approval of bendamustine HCl in a 500ml ready to infuse and/or a 50 ml rapid infusion presentation; SymBio’s target to market the smaller volume product in Japan in 2020; the success of Eagle’s commercial relationship with SymBio and the companies’ ability to successfully work together; payments due to Eagle under the license with SymBio, including milestone and royalty payments; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year December 2016, and its other filings with the U.S. Securities and Exchange Commission. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: whether SymBio will be successful at commercializing the licensed products; whether Eagle and SymBio will perform their respective obligations under the license agreement; inaccurate sales forecasts and estimates; the ability of SymBio to obtain regulatory approval for its bendamustine products; and other risks described in Eagle’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.
About TREAKISYM®
TREAKISYM® (non-proprietary name: bendamustine HCl), a cytocide anti-cancer drug, is now widely used in more than 50 countries with indications for low-grade non-Hodgkin’s lymphoma, mantle cell lymphoma, and chronic lymphocytic leukemia.

TREAKISYM® Intravenous Infusion 100 mg was approved in October, 2010 for manufacturing and marketing for the indication of relapsed/refractory low-grade B-cell non-Hodgkin's lymphoma and mantle cell lymphoma in Japan.

TREAKISYM® was approved for the additional indication of chronic lymphocytic leukemia in Japan in August, 2016.

TREAKISYM® Intravenous Infusion 25 mg, a standard low-dose product, was approved for manufacturing and marketing in Japan in September, 2016.

TREAKISYM® was approved for the additional indication of first-line treatment of low-grade B-cell non-Hodgkin’s lymphoma and mantle cell lymphoma in Japan in December, 2016.

TREAKISYM® has been marketed in Japan through Eisai Co., Ltd. since December, 2010.

About SymBio Pharmaceuticals Limited
SymBio Pharmaceuticals Limited was established in March, 2005 by Fuminori Yoshida who previously served concurrently as Corporate VP of Amgen Inc. and founding President of Amgen Japan. In May, 2016 SymBio incorporated its wholly-owned subsidiary in the U.S., called SymBio Pharma USA, Inc. (Headquarters: Menlo Park, California, President: Mr. Fuminori Yoshida). SymBio’s underlying corporate mission is to “deliver hope to patients in need” as it aspires to be a leading global specialty biopharmaceutical company dedicated to addressing underserved medical needs with main therapeutic focus in oncology, hematology and pain management.

Contacts: Investor Relations for Eagle Pharmaceuticals, Inc: Lisa M. Wilson T: 212-452-2793 E: lwilson@insitecony.com

SymBio Pharmaceuticals Limited
Fuminori Yoshida
Representative Director
President and Chief Executive Officer
(Securities Code: 4582)

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